UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Raven Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Raven Industries, Inc.
205 E. 6th Street, P.O. Box 5107
Sioux Falls, South Dakota 57117-5107
Telephone 605-336-2750

April 8, 2019

Dear Shareholder:

You are cordially invited to join us for our Annual Meeting of Shareholders to be held on Tuesday, May 21, 2019, at 9:00 a.m. CDT at Raven Industries Corporate Headquarters, 205 E. 6th Street, Sioux Falls, South Dakota 57104.

The Notice of Annual Meeting of Shareholders and the Proxy Statement that follow describe the business to be conducted at the meeting. We will also report on matters of current interest to our shareholders.

Your vote helps to lower overall proxy costs and eliminates phone calls. Whether you own a few shares or many, it is important that your shares are represented. If you cannot attend the meeting in person, you may vote your shares as described in the following materials.

We look forward to seeing you at the meeting.

Sincerely,

Daniel A. Rykhus President and Chief Executive Officer

RAVEN INDUSTRIES, INC.
205 E. 6th Street, P.O. Box 5107
Sioux Falls, South Dakota 57117-5107
____________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 21, 2019
____________________________________________________

Time and Date	9:00 a.m. CDT on Tuesday, May 21, 2019

Place	Raven Industries Corporate Headquarters
205 E. 6th Street
Sioux Falls, South Dakota 57104

Items of	(1)	Elect nine directors.
Business	(2)	A non-binding advisory vote to approve the compensation for executive officers disclosed in this Proxy Statement.
	(3)	Ratify the appointment of the Independent Registered Public Accounting Firm for fiscal year 2020.
	(4)	Approve the Raven Industries, Inc. 2019 Equity Incentive Plan.
	(5)	Consider such other business as may properly come before the Annual Meeting or any adjournments thereof.
Record Date	You are entitled to vote if you were a shareholder of record at the close of business on March 27, 2019.

Annual Meeting
If you are a shareholder, please come to the Annual Meeting and present proof of ownership of Company stock at the registration table, such as your last broker or EQ Shareowner Services (formerly Wells Fargo Shareowner Services) statement. The Annual Meeting is open to shareholders and guests invited by the Company.

Voting by Proxy	Please submit a proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. You may submit your proxy:
	(1)	over the Internet;
	(2)	by telephone; or
	(3)	by mail.

For specific instructions, refer to page 1 of this Proxy Statement and the voting instructions on the proxy card.

THIS PROXY STATEMENT AND PROXY CARD ARE BEING DISTRIBUTED ON OR ABOUT APRIL 8, 2019.

By Order of the Board of Directors,

Lee A. Magnuson
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held May 21, 2019.
The Proxy Statement and the Annual Report are available at: http://investors.ravenind.com/financial-information

PROXY STATEMENT
of
RAVEN INDUSTRIES, INC.
205 E. 6th Street, P.O. Box 5107
Sioux Falls, South Dakota 57117-5107

Annual Meeting of Shareholders to be held
May 21, 2019

GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Raven Industries, Inc. (the "Company" or "Raven") to be used at the Annual Meeting (the "Meeting" or "Annual Meeting") of Shareholders of the Company, which is to be held on Tuesday, May 21, 2019, at 9:00 a.m. CDT at Raven Industries Corporate Headquarters, 205 E. 6th Street, Sioux Falls, South Dakota. The approximate date on which this Proxy Statement and accompanying proxy were first sent or given to shareholders was April 8, 2019. Each shareholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke it at any time prior to its use by giving notice of such revocation to the Company in writing or at the Meeting or by such shareholder giving a valid proxy bearing a later date. Presence at the meeting by a shareholder who has signed a proxy does not alone revoke the proxy. Only shareholders of record at the close of business on March 27, 2019, (the “Record Date”) will be entitled to vote at the Meeting or any adjournments thereof.

When used in this Proxy Statement, the terms "Raven," "we," "our," "us" and the "Company" refer to Raven Industries, Inc. In addition, the term "fiscal year" refers to our fiscal year, which is based on a twelve-month period ending January 31 of each year (e.g., fiscal year 2019 refers to the twelve-month period ended January 31, 2019).

VOTING SECURITIES AND PROXIES

The Company has one class of voting securities outstanding, Common Stock $1.00 par value, of which 35,937,358 shares were outstanding as of the close of business on the Record Date. In order to constitute a quorum to conduct business at the Meeting, shareholders representing a majority of the shares of Common Stock outstanding and entitled to vote must be present in person or represented by proxy.

You are entitled to one vote for each share of Common Stock that you hold, except for the election of directors of Raven. With respect to the election of directors, if you vote for all nominees, one vote per share will be cast for each of the nine nominees. You may withhold votes from any or all nominees. Except for the votes that shareholders of record withhold from any or all nominees, the persons designated as proxies in the proxy card will vote such proxy "FOR" each nominee, if so directed, and, if necessary, will exercise cumulative voting rights to elect the nominees as directors of the Company. If you wish to cumulate your votes in the election of directors, you are entitled to as many votes equal to the number of shares held by you at the close of business on the Record Date, multiplied by the number of directors to be elected. You may cast, under the cumulative voting option, all of your votes for a single nominee or apportion your votes among any two or more nominees. For example, a holder of 100 shares may cast 900 votes for a single nominee, apportion 100 votes for each of the nine nominees or apportion 900 votes in any other manner by so noting in the space provided on the proxy card. The cumulative voting feature for the election of directors is also available by voting in person at the Meeting; it is not available by telephone or on the Internet.

In the election of directors, the nine director nominees who receive the highest number of votes will be elected as directors. Notwithstanding the foregoing, if a director is elected by less than a majority of the votes cast “FOR” or “AGAINST” the election of the director in an uncontested election, the director shall promptly offer to tender his or her resignation to the Board (commonly referred to as a “plurality-plus” standard). The Board, upon recommendation of the Governance Committee, shall determine whether to accept or reject the offer to resign and publicly disclose its decision and rationale within 90 days after the date of the election. The director who offers to tender his or her resignation shall not participate in the decision.

With respect to the other proposals, an affirmative vote of a majority of the shares of Common Stock represented at the Meeting, either in person or by proxy, assuming a quorum is present, is required to approve the proposals, except for Proposal

No. 2 (the Advisory Vote to Approve Executive Compensation), which will be deemed approved if the number of shares voted "FOR" exceeds the number of shares voted "AGAINST".

If an executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the Meeting for purposes of determining a quorum and for purposes of calculating the vote, but they will not be considered to have been voted in favor of such matter, and abstentions will have no effect on the election of Directors or the vote on Proposal No. 2. If an executed proxy is returned by a broker holding shares in “street name,” and it indicates that the broker does not have discretionary authority to vote certain shares on one or more matters, such shares will be considered present at the Meeting for purposes of determining a quorum but will not be considered to be represented at the Meeting for purposes of calculating the vote with respect to such matter on which a vote is taken.

OWNERSHIP OF COMMON STOCK

The following table shows certain information regarding beneficial ownership of the Company's Common Stock as of the Record Date by: (i) each of the Directors, (ii) each of the Named Executives of the Company, as defined later, (iii) any person known by the Company to be the owner, of record or beneficially, of more than 5% of the Common Stock, and (iv) all current executive officers and directors as a group.

Name of Beneficial Owner	Director Non-voting Stock Units Vested	Shares Beneficially Owned		Percent of class
NON-EMPLOYEE DIRECTORS

Jason M. Andringa	22,844	9,170	(1)	*

David L. Chicoine	5,153	—	(1)	*

Thomas S. Everist	24,722	30,869	(1)	*

Janet M. Holloway	1,494	—	(1)	*

Kevin T. Kirby	23,044	13,207	(1)	*

Marc E. LeBaron	24,665	24,373	(1, 2)	*

Lois M. Martin	1,494	—	(1)	*

Richard W. Parod	1,810	3,200	(1)	*

NAMED EXECUTIVES

Steven E. Brazones		49,525	(3)	*

Brian E. Meyer		59,190	(4)	*

Daniel A. Rykhus		287,784	(5, 6)	*

Anthony D. Schmidt		67,627	(7)	*

Scott W. Wickersham		19,432	(8)	*

OWNERS OF MORE THAN 5% OF THE COMMON STOCK

BlackRock, Inc. 55 East 52nd Street New York, NY 10055		5,141,161	(9)	14.3

The Vanguard Group, Inc. 100 Vanguard Blvd Malvern, PA 19355		3,643,386	(10)	10.1

All executive officers and directors as a group (15 persons)		567,125	(1,11)	1.6
* Less than 1%

(1)	Does not include non-voting vested stock units held by the non-employee directors under the Deferred Compensation Plan for Directors.

(2)	Includes 19,662 shares held indirectly by spouse, as to which he disclaims beneficial ownership.

(3)	Includes 33,520 shares that may be purchased within 60 days by exercise of outstanding options.

(4)	Includes 24,253 shares that may be purchased within 60 days by exercise of outstanding options.

(5)	Includes 96,915 shares that may be purchased within 60 days by exercise of outstanding options.

(6)	Mr. Rykhus is both a Named Executive and a Director.

(7)	Includes 24,253 shares that may be purchased within 60 days by exercise of outstanding options.

(8)	Includes 11,410 shares that may be purchased within 60 days by exercise of outstanding options.

(9)
Data based on Schedule 13G/A filed by the shareholder with the SEC on January 31, 2019. Based on such information, BlackRock, Inc. has sole voting power with respect to 5,064,224 shares and sole dispositive power with respect to 5,141,161 shares.

(10)
Data based on Schedule 13G/A filed by the shareholder with the SEC on February 12, 2019. Based on such information, The Vanguard Group, Inc. has sole voting power with respect to 73,644 shares, shared voting power with respect to 8,308 shares, sole dispositive power with respect to 3,564,534 shares, and shared dispositive power with respect to 78,852 shares.

(11)	Includes 191,133 shares that may be purchased by all current executive officers within 60 days by exercise of outstanding options.

PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

Director Nominees and Qualifications

Nine directors are to be elected at the Meeting, with each director to serve until the next annual meeting of shareholders. All of the nominees listed below are now serving as directors and all of the nominees have agreed to serve. Ms. Holloway and Ms. Martin are standing for election by the shareholders for the first time at the Meeting and were appointed to the Board on July 11, 2018.

Ms. Holloway was identified as a potential candidate for the Board by a director placement firm. Ms. Martin was identified as a potential candidate for the Board by a former Board member.

The following paragraphs provide information as of the date of this Proxy Statement about each nominee. The information presented includes information each director has given us about his or her age (as of April 8th 2019), all positions held within the Company, principal occupation and business experience for the past five years, the names of other publicly held companies of which he or she currently serves as a director or has served as a director during the past five years, and whether each director is independent. Independence has been determined by the Board according to Nasdaq Stock Market ("NASDAQ") listing standards.

As described later under "Corporate Governance - Nominations to the Board of Directors," in considering nominations to the Board of Directors, the Governance Committee of the Board considers such qualities as the individual's experience, character, integrity, and other factors. As a whole, the Board believes the current Board is composed of directors who bring diverse experiences and backgrounds relevant to the Company's business; who form a balanced core of business executives with varied expertise; who have substantial experience outside the business community; and who will represent the balanced, best interests of the shareholders as a whole. We also believe that all of our director nominees have a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our Company and our Board. Each nominee's description below includes information regarding such nominee's specific experience, qualifications, attributes, and skills that led our Board to the conclusion that he or she should serve as a director.

Name of Nominee (Age) Director Since Director Independence	Principal Occupation, Business Experience and Directorships in Public Companies in Past Five Years, and Qualifications to Serve as a Director of Raven

Jason M. Andringa (43) 2013 Independent Director
Mr. Andringa is President and Chief Executive Officer of Vermeer Corporation, a world leading manufacturer of equipment for the construction, agriculture, surface mining, forestry, and landscaping industries in Pella, IA, a position he has held since November 2015. Prior to becoming President and Chief Executive Officer, Mr. Andringa held a variety of positions within Vermeer Corporation, including Chief Operating Officer, President of Forage & Environmental Solutions, and Vice President for Dealer Distribution and Global Accounts and was based in the Netherlands while serving as Managing Director for Europe, the Middle East, and Africa. Prior to joining Vermeer in 2005, Mr. Andringa was a staff engineer for four years at NASA's Jet Propulsion Laboratory where he applied his Master of Science in Aeronautics and Astronautics from MIT. He currently serves on several professional, industry, and philanthropic boards, including Camcraft, Inc., National Association of Manufacturers (NAM), Association of Equipment Manufacturers (AEM) and The Nature Conservancy of Iowa, and Central College.
We believe Mr. Andringa is qualified to serve on the Board because of his leadership experience from serving as President and CEO of Vermeer Corporation. He provides valuable insight on manufacturing and operations and has substantial experience in both domestic and international markets. Additionally, his management of financial personnel and audit procedures and his strong understanding of accounting principles, internal controls and audit committee functions, make him an audit committee financial expert.

Name of Nominee (Age) Director Since Director Independence	Principal Occupation, Business Experience and Directorships in Public Companies in Past Five Years, and Qualifications to Serve as a Director of Raven

David L. Chicoine (71) 2017 Independent Director
Dr. Chicoine, Ph.D., served as the 19th President of South Dakota State University, a land-grant institution and the state’s largest university, from 2007 to 2016 and became president emeritus and professor emeritus in July 2017. He served as Interim Dean of the University of Wyoming’s College of Business (Laramie, Wyoming) during the 2017-2018 academic year. Previously, Dr. Chicoine was professor of agricultural economics at the University of Illinois at Urbana-Champaign and held various positions of increasing administrative responsibility with the University of Illinois, including department head, dean and vice president for technology and economic development. From 2009 to 2018, he served as an independent director on the Monsanto Company (acquired by Bayer in 2018) board, where he was a member of the Science and Technology Committee and the Sustainability and Corporate Responsibility Committee. He also is currently a director on the board of First Bank and Trust, Brookings, SD and the Board of ENTERPRISE 605, INC, Sioux Falls, SD and is on the board of managers of South Dakota Innovation Partners (SDIP), LLC, Brookings/Sioux Falls, SD.

We believe Dr. Chicoine is qualified to serve on the Board because of his proven leadership experience in leading a respectable institution like South Dakota State University. Among other qualifications, Dr. Chicoine is a subject matter expert in finance and economics. Additionally, his service to the Monsanto Board of Directors provides him with a deep understanding of corporate governance and oversight, enriching his contributions and service to the Board.

Thomas S. Everist (70) 1996 Independent Director
Mr. Everist is President and Chief Executive Officer of The Everist Company, an investment and land development company located in Sioux Falls, SD, positions he has held since 2002. Prior to that, he was President and Chief Executive Officer of L.G. Everist, Inc. from 1987 to 2002. Both companies are involved in production of construction materials including aggregate, concrete and asphalt. Since 2006, he has been a managing member of South Maryland Creek Ranch, LLC, a land development company, and President of SMCR, Inc., an investment company. He has been a managing member of MCR Builders, LLC, which provides residential building services to South Maryland Creek Ranch, LLC, since 2014. He is a director and chairman of the board of Everist Health, Inc., a personalized medicine company that develops and commercializes unique medical technology. In addition to leading his various companies, he also serves as an independent director of MDU Resources Group, Inc., Bismarck, ND, a publicly traded energy and utility company, where he chairs the Compensation Committee. He is also a director of several non-public companies, including Showplace Wood Products and Bell, Inc.

We believe Mr. Everist is qualified to serve on the Board because he is a well-respected professional and community leader within the Company’s home state of South Dakota and is able to provide local perspective on issues facing the Company. Additionally, Mr. Everist has a strong understanding of production and logistical operations and brings demonstrated success in business and leadership skills, serving as president and chairman of his companies.

Janet M. Holloway (65) 2018 Independent Director
Ms. Holloway is former Senior Vice President, Chief of Staff and Community Relations for The Monsanto Company (acquired by Bayer in 2018), which delivers a broad range of solutions to farmers to help nourish our growing world. She joined Monsanto in 1984 and held a variety of positions in the information technology organization, including Chief Information Officer, and served as VP for Human Resources. Prior to Monsanto, she was a Staff Research Associate at Washington University's Center for Air Pollution Impact and Trend Analysis for six years. Ms. Holloway currently serves on the boards of Cortex Innovation Community, Nine Network of Public Media, United Way of Greater St. Louis, and is a member of Washington University School of Engineering & Applied Science National Council.

We believe Ms. Holloway is qualified to serve on the Board because she is an accomplished executive who brings valuable business and organizational leadership perspective and insight to the Board from her more than 30 years of experience where she held a variety of management roles and led successful efforts to drive growth, ultimately serving as a Vice President of Monsanto.

Name of Nominee (Age) Director Since Director Independence	Principal Occupation, Business Experience and Directorships in Public Companies in Past Five Years, and Qualifications to Serve as a Director of Raven

Kevin T. Kirby (64) 2007 Independent Director
Mr. Kirby has served as Chief Executive Officer and a director of Face It TOGETHER, a non-profit organization, since he co-founded it in 2008. Prior to that, he was the Executive Vice President and Treasurer of Western Surety Company, a large regional insurance company, from 1979 to 1992. He was elected a director of the Company in 1989 and resigned his position in 2001. From 1993 to 2001, he chaired the Raven Audit Committee. He was asked to rejoin the Board in 2007.
We believe Mr. Kirby is qualified to serve on the Board because he brings over 36 years of expertise in corporate finance and investment management, as well as an insurance background, and provides a valuable risk management perspective. In his position as Executive Vice President, he developed an understanding of accounting principles, internal controls and audit committee functions. As a result he is considered an audit committee financial expert.

Marc E. LeBaron (64) 2011 Independent Director
Mr. LeBaron was named Chairman of Raven's Board in May 2017. He has served as Chairman and Chief Executive Officer of Lincoln Industries in Lincoln, NE since 2001. Lincoln Industries is a supplier of products requiring high performance metal finishing. Mr. LeBaron served on the board of directors from 2005 to 2015 of Ballantyne Strong, Inc., a publicly traded technology company. He has also served as a director of Assurity Security Group, Inc., Lincoln, NE since June 4, 2009, and is currently serving as the board's Lead Director.
We believe Mr. LeBaron is qualified to serve on the board because of his extensive leadership experience as Chief Executive Officer and Chairman of Lincoln Industries. His organizational leadership experience, ability to identify and implement business strategy and knowledge of corporate governance give him the operational expertise and breadth of knowledge that qualify him to serve as director.

Lois M. Martin (56) 2018 Independent Director
Ms. Martin joined M.A. Mortenson Company, a global design, development, construction and operations company, in 2017 as Chief Financial Officer. She is responsible for Mortenson’s global finance, accounting, treasury, planning, and information technology functions, and serves on the company’s investment, risk management, properties, compliance and development committees. Prior to joining Mortenson, Ms. Martin was the Chief Financial Officer of Ceridian Corporation, a leading human capital management cloud-based software developer and provider, from 2012 to 2016. Before her role at Ceridian, Ms. Martin held chief financial officer roles at Capella Education Company and Deluxe Corporation. In these organizations, she led and oversaw significant strategic transformations, growth and scaling of infrastructures, capital restructurings, and IPOs, along with mergers, acquisitions and divestitures. Ms. Martin, a graduate of Augustana University (Sioux Falls, SD), has served on the boards of various for-profit and not-for-profit organizations over her career. She is currently serving on the board of directors of Donnelley Financial Services (NYSE: DFIN) and Augustana University.

We believe Ms. Martin is qualified to serve on the Board because her background in accounting and finance, along with her strategic business and corporate governance experience makes her a strong fit for the Raven board and she is considered an audit committee financial expert.

Name of Nominee (Age) Director Since Director Independence	Principal Occupation, Business Experience and Directorships in Public Companies in Past Five Years, and Qualifications to Serve as a Director of Raven

Richard W. Parod (65) 2017 Independent Director
Mr. Parod served as President and Chief Executive Officer of Lindsay Corporation, a publicly traded company that manufactures and distributes agricultural equipment, from 2000 until his retirement in 2017. He also served as a director of Lindsay Corporation from April 2000 until his retirement. During his time with Lindsay Corporation, Mr. Parod established an international footprint, executing strategic acquisitions and leading the development of several new products and technologies. Prior to joining Lindsay Corporation, Mr. Parod served as the Vice President and General Manager of Toro Irrigation, a division of The Toro Company, from 1997 to March 2000. From 1993 to 1997, he was an executive officer of James Hardie Irrigation, serving as President of that company from 1994 to 1997. Currently, he serves as an independent director of Alamo Group, Inc., a publicly-traded infrastructure and agriculture equipment company, where he serves on the Audit and Compensation Committees.
We believe Mr. Parod is qualified to serve on the Board because he brings a significant amount of leadership experience as a former President and Chief Executive Officer of a publicly traded company. He also has a deep understanding of issues related to mergers and acquisitions, international expansion, and growth and development of an organization. Having served on the boards of other publicly traded companies, he brings a wealth of knowledge on corporate governance and shareholder issues to the Board. As a result, he has an understanding of accounting principles, internal controls and audit committee functions and is considered an audit committee financial expert.

Daniel A. Rykhus (54) 2008 Not Independent
Mr. Rykhus was named President and Chief Executive Officer of Raven in 2010. Prior to that, he served as Executive Vice President of the Company since 2004. He was the General Manager of the Applied Technology division from 1998 through 2009, growing the division's sales from $15 million to over $100 million. He joined the Company in 1990 as Director of World Class Manufacturing. Mr. Rykhus is an independent director of Great Western Bank, a publicly traded financial services company, where he serves on the Executive Committee, Governance and Nominating Committee, and chairs the Compensation Committee.

He also serves on the boards of many non-profit organizations in Sioux Falls, SD.
The Board believes that Mr. Rykhus is an appropriate representative of management on the Board given his position as a senior executive officer and his long tenure with the Company, having over 28 years of experience with the Company. In addition, Mr. Rykhus brings a wealth of industry experience to the Board.

All shares represented by proxies will be voted FOR all the previously named nominees unless a contrary choice is specified. If any director nominee should withdraw or become unavailable to serve for reasons not presently known, the proxies that would otherwise have been voted for such nominee will be voted for a substitute nominee that may be selected by the Governance Committee of the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES IN PROPOSAL NO. 1.

PROPOSAL NO. 2 -- ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company's executive compensation program is designed to align the interests of the executive team with those of Raven's shareholders. The "Compensation Discussion and Analysis" that begins on page 22 explains our compensation programs in more detail. In summary, the Board of Directors recommends that the shareholders approve our executive compensation for the following reasons, among others:

▪
Our executive compensation program uses salary and benefits, a short-term incentive plan and a long-term incentive plan to achieve our goals, with a focus on tying compensation to corporate performance, while remaining competitive to retain and attract a highly qualified management team.

▪
Over the past several years, we have worked with independent compensation consultants, on a periodic basis, to evaluate our compensation relative to our peers and to modify our long-term incentive compensation program ("LTIP") to incorporate restricted stock units ("RSUs") that are performance-based, tying compensation more closely to corporate performance, and the long-term creation of shareholder value.

At the Annual Meeting, the shareholders will be given the opportunity to vote, on an advisory basis, to approve the compensation of the Named Executives of the Company, as described in "Compensation Discussion and Analysis," and the tabular and narrative disclosure regarding executive compensation contained in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

Because the vote is advisory, it will not be binding upon the Board. However, the Personnel and Compensation Committee (the “Compensation Committee”) may take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSAL NO. 2.

PROPOSAL NO. 3 -- RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP ("Deloitte") to serve as the Company's independent registered public accounting firm for the fiscal year ending January 31, 2020. While it is not required to do so, our Board is submitting the selection of Deloitte for ratification in order to ascertain the views of our shareholders with respect to the choice of audit firm. If the selection is not ratified, the Audit Committee will reconsider its selection. Representatives of Deloitte are not required or expected to be at the Annual Meeting.

Recent Change in Auditor in Fiscal 2018

As reported on the Company’s report on Form 8-K filed on April 6, 2017 (the “Change in Auditor 8-K”), effective March 31, 2017, the Audit Committee dismissed Pricewaterhouse Coopers LLP ("PwC") as the Company’s independent registered public accounting firm and appointed Deloitte to serve in this role for the fiscal year ended January 31, 2018.

PwC’s reports on the consolidated financial statements of the Company for the fiscal years ended January 31, 2017, and January 31, 2016, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principle.

During the fiscal years ended January 31, 2017, and January 31, 2016, and the subsequent interim period through March 31, 2017, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreements in connection with its reports on the Company’s consolidated financial statements for such fiscal years.

During the fiscal years ended January 31, 2017, and January 31, 2016, and the subsequent interim period through March 31, 2017, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), other than the identification of material weaknesses in the Company’s internal control over financial reporting as described in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2017 (the “2017 10-K”) and Annual Report on Form 10-K/A for the fiscal year ended January 31, 2016 (the “2016 10-K/A”). As more fully disclosed in the 2017 10-K and 2016 10-K/A, the Company’s management concluded that the Company’s internal control over financial reporting was not effective as of the fiscal years ended January 31, 2017 and January 31, 2016 due to material weaknesses in the Company’s internal control over financial reporting. Management identified material weaknesses in internal control over financial reporting existed as of those dates related to (i) the response to the risks of material misstatement, (ii) the accounting for goodwill and long-lived assets, including finite-lived intangible assets, (iii) the accounting for income taxes, (iv) the controls over the existence of inventories subject to the cycle count program and held at third party locations, and (v) the completeness and accuracy of spreadsheets and system-generated reports used in internal control over financial reporting.

The Audit Committee discussed these material weaknesses with PwC, and the Company authorized PwC to respond fully to the inquiries of the successor independent registered public accounting firm concerning the reportable events. The Company provided PwC with a copy of the Change in Auditor 8-K and requested that PwC furnish the Company with a copy of PwC’s letter addressed to the SEC stating whether PwC agrees with the statements made by the Company in the Change in Auditor 8-K. The Company received the requested letter from PwC and a copy of PwC’s letter was attached as Exhibit 16.1 to the Change in Auditor 8-K. During the fiscal years ended January 31, 2017, and January 31, 2016, and the subsequent interim period prior to engaging Deloitte, neither the Company, nor anyone on its behalf, consulted with Deloitte with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might have been rendered on the Company’s consolidated and combined financial statements, and no written report or oral advice was provided that Deloitte concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSAL NO. 3.

PROPOSAL NO. 4 -- APPROVAL OF THE RAVEN INDUSTRIES, INC. 2019 EQUITY INCENTIVE PLAN

On March 7, 2019, the Board of Directors, at the recommendation of the Compensation Committee, approved the Raven Industries, Inc. 2019 Equity Incentive Plan (the “2019 Plan”), subject to approval by our shareholders at the Annual Meeting. The 2019 Plan will become effective on the date it is approved by our shareholders, and will replace the Company’s existing Amended and Restated 2010 Stock Incentive Plan (the “2010 Plan”), which is the only plan under which equity awards are currently being granted and which plan will expire on March 20, 2020.
After the 2019 Plan becomes effective upon approval by our shareholders, no new awards will be made under the 2010 Plan. The number of shares of our common stock that may be the subject of awards and issued under the 2019 Plan is 1,300,000. Awards outstanding under the 2010 Plan as of the date the 2019 Plan becomes effective will continue to be subject to the terms of the 2010 Plan, but if those awards subsequently expire, are forfeited or cancelled or are settled in cash, the shares subject to those awards will become available for awards under the 2019 Plan.
As of January 31, 2019, a total of 698,455 shares were subject to outstanding awards under the 2010 Plan, of which 368,130 shares were subject to outstanding stock options with a weighted average exercise price of $23.06 per share and a weighted average remaining contractual term of 2.41 years, 166,025 shares were subject to time-based restricted stock awards and 164,300 shares were subject to performance-based restricted stock units. As of the same date, 1,030,973 shares were available for future awards under the 2010 Plan.
Shareholder Approval and Board of Directors Recommendation
Shareholder approval of the 2019 Plan is being requested in order to (i) satisfy the shareholder approval requirements of the NASDAQ and (ii) obtain shareholder approval of the number of shares that may be subject to incentive stock options under Internal Revenue Code (“Code”) Section 422.
The Board of Directors recommends that our shareholders vote FOR the 2019 Plan because it includes a number of features that we believe are consistent with the interests of our shareholders and sound corporate governance practices, and will provide us with a share reserve that will enable us to continue to provide a competitive mix of compensation to our key employees. Unless a contrary choice is specified, proxies solicited by the board of directors will be voted FOR approval of the 2019 Plan. If the 2019 Plan is not approved by our shareholders, the 2010 Plan in its current form will remain in effect and will remain subject to its existing share reserve.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSAL NO. 4.
Factors Considered in Setting Size of Requested Share Reserve
In setting the proposed number of shares reserved and issuable under the 2019 Plan, we considered a number of factors, including the following:

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The Company’s three-year average burn rate. Our three-year average “burn rate” was .70% for fiscal years 2017 through 2019. We define burn rate as the total number of shares subject to awards granted to participants in a single year expressed as a percent of our basic weighted average common shares outstanding for that year.

Expectations regarding future share usage under the 2019 Plan are naturally based on a number of assumptions regarding factors such as future growth in the population of eligible participants, the rate of future compensation increases, the rate at which shares are returned to the 2019 Plan reserve through forfeitures, cancellations and the like, the level at which performance-based awards pay out, and our future stock price performance. While the Compensation Committee believes that the assumptions utilized are reasonable, future share usage will differ from current expectations to the extent that actual events differ from the assumptions utilized.

Key Compensation Practices
The 2019 Plan includes a number of features that we believe are consistent with the interests of our shareholders and sound corporate governance practices, including the following:

▪	No repricing of underwater options or stock appreciation rights without shareholder approval. The 2019 Plan prohibits,

without shareholder approval, actions to reprice, replace, or repurchase options or stock appreciation rights (“SARs”) when the exercise price per share of an option or SAR exceeds the fair market value of the underlying shares.

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No discounted option or SAR grants. The 2019 Plan requires that the exercise price of options or SARs be at least equal to the fair market value of our common stock on the date of grant (except in the limited case of “substitute awards” as described below).

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No liberal share recycling. We may not add back to the 2019 Plan’s share reserve shares that are delivered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any awards, shares that we repurchase using option exercise proceeds and shares subject to a SAR award that are not issued in connection with the stock settlement of that award upon its exercise.

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No liberal definition of “change in control.” No change in control would be triggered by shareholder approval of a business combination transaction, the announcement or commencement of a tender offer or any board assessment that a change in control may be imminent.

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Limits on dividends and dividend equivalents. The 2019 Plan prohibits the payment of dividend equivalents on stock options and SARs, and requires that any dividends and dividend equivalents payable or credited on unvested full value awards must be subject to the same restrictions and risk of forfeiture as the underlying shares or share equivalents.

Description of the 2019 Plan
The major features of the 2019 Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the 2019 Plan, which is attached to this proxy statement as Appendix A.
Eligible Participants. Employees, consultants and advisors of the Company or any subsidiary, as well as non-employee directors of the Company, will be eligible to receive awards under the 2019 Plan. As of January 31, 2019, there were 1,304 employees, eight non-employee directors of the Company and an indeterminate number of consultants and advisors who would be eligible to receive awards under the 2019 Plan.
Administration. The 2019 Plan will be administered by the Compensation Committee. To the extent consistent with applicable law, the Compensation Committee may delegate its duties, power and authority under the 2019 Plan to any one or more of its members, or, with respect to awards to participants who are not themselves our directors or executive officers, to one or more of our other directors or executive officers or to a committee of the board comprised of one or more non-employee directors. The Compensation Committee may also delegate non‑discretionary administrative duties to other persons, agents or advisors.
The Compensation Committee has the authority to determine the persons to whom awards will be granted, the timing, type and number of shares covered by each award, and the terms and conditions of the awards. The Compensation Committee may also establish and modify rules to administer the 2019 Plan, adopt sub-plans applicable to certain awards, interpret the 2019 Plan and any related award agreement, cancel or suspend an award, accelerate the vesting of an award and otherwise modify or amend the terms of outstanding awards to the extent permitted under the 2019 Plan, and require or permit the deferral of the settlement of an award. Unless an amendment to the terms of an award is necessary to comply with applicable laws or stock exchange rules, a participant who would be adversely affected by such an amendment must consent to it.
Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2019 Plan prohibits the Compensation Committee from repricing any outstanding “underwater” option or SAR awards without the prior approval of our shareholders. For these purposes, a “repricing” includes amending the terms of an underwater option or SAR award to lower the exercise price, canceling an underwater option or SAR award in conjunction with granting a replacement option or SAR award with a lower exercise price, canceling an underwater option or SAR award in exchange for cash, other property or grant of a new full value award, or otherwise making an underwater option or SAR award subject to any action that would be treated under accounting rules as a “repricing.”
Available Shares and Limitations on Awards. A maximum of 1,300,000 shares of our common stock may be the subject of awards and issued under the 2019 Plan. The shares of common stock issuable under the 2019 Plan are authorized but unissued shares. The share limitations under the 2019 Plan are subject to adjustment for changes in our corporate structure or shares, as described below.
Any shares of common stock subject to an award under the 2019 Plan, or to an award under the 2010 Plan that is outstanding on the date our shareholders approve the 2019 Plan, that expires, is cancelled or forfeited, or is settled or paid in cash will, to the extent of such expiration, cancellation, forfeiture or cash settlement, automatically replenish the 2019 Plan share reserve and become available for future awards. Any shares tendered or withheld to pay the exercise price or satisfy a tax withholding obligation in connection with any award, any shares repurchased by the Company using option exercise proceeds and any shares subject to a SAR award that are not issued in connection with the stock settlement of the SAR award on its exercise may not be used again for new grants.
Awards that may be settled solely in cash will not reduce the share reserve and will not reduce the shares authorized for grant to a participant in any calendar year. Awards granted or shares of our common stock issued under the 2019 Plan upon the assumption of, or in substitution or exchange for, outstanding equity awards previously granted by an entity acquired by us or any of our subsidiaries (referred to as “substitute awards”) will not reduce the share reserve under the 2019 Plan. Additionally, if a company acquired by us or any of our subsidiaries has shares available under a pre‑existing plan approved by its shareholders and not adopted in contemplation of such acquisition, the shares available for grant pursuant to the terms of that pre‑existing plan may be used for awards under the 2019 Plan and will not reduce the share reserve under the 2019 Plan, but only if the awards are made to individuals who were not employed by or providing services to us or any of our subsidiaries immediately prior to such acquisition.
Share Adjustment Provisions. If certain transactions with our shareholders occur that cause the per share value of our common stock to change, such as stock splits, spin‑offs, stock dividends or certain recapitalizations (referred to as “equity restructurings”), the Compensation Committee will equitably adjust (i) the class of shares issuable and the maximum number and kind of shares subject to the 2019 Plan, (ii) outstanding awards as to the class, number of shares and price per share, and (iii) award limitations prescribed by the 2019 Plan. Other types of transactions may also affect our common stock, such as reorganizations, mergers or consolidations. If there is such a transaction and the Compensation Committee determines that adjustments of the type previously described in connection with equity restructurings would be appropriate to prevent any dilution or enlargement of benefits under the 2019 Plan, the Compensation Committee will make such adjustments as it may deem equitable.
Types of Awards. The 2019 Plan permits us to award stock options, SARs, restricted stock awards, stock unit awards, and other stock‑based awards to eligible recipients. These types of awards are described in more detail below.
Options. Employees of our Company or any subsidiary may be granted options to purchase common stock that qualify as “incentive stock options” within the meaning of Section 422 of the Code, and any eligible recipient may be granted options to purchase common stock that do not qualify as incentive stock options, referred to as “nonqualified stock options.” The per share exercise price to be paid by a participant at the time an option is exercised may not be less than 100% of the fair market value of one share of our common stock on the date of grant, unless the option is granted as a substitute award as described earlier. “Fair market value” under the 2019 Plan as of any date means the closing sale price of a share of our common stock on the NASDAQ Global Select Market on that date. As of March 14, 2019, the closing sale price of a share of our common stock on the NASDAQ Global Select Market was $37.71.
The total purchase price of the shares to be purchased upon exercise of an option will be paid by the participant in cash unless the Compensation Committee allows exercise payments to be made, in whole or in part, (i) by means of a broker‑assisted sale and remittance program, (ii) by delivery to us (or attestation as to ownership) of shares of common stock already owned by the participant, or (iii) by a “net exercise” of the option in which a portion of the shares otherwise issuable upon exercise of the option are withheld by us. Any shares delivered or withheld in payment of an exercise price will be valued at their fair market value on the exercise date.
An option will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Compensation Committee, and no option may have a term greater than 10 years from its date of grant. No dividends or dividend equivalents may be paid or credited with respect to shares subject to an option award.
The aggregate fair market value of shares of our common stock with respect to which incentive stock options granted to any participant may first become exercisable during any calendar year may not exceed $100,000. Any incentive stock options that become exercisable in excess of this amount will be treated as nonqualified stock options. The maximum number of shares that may be issued upon the exercise of incentive stock option awards under the 2019 Plan is equal to the size of the 2019 Plan’s share reserve as described above.
Stock Appreciation Rights. A SAR award provides the right to receive a payment from us equal to the difference between (i) the fair market value as of the date of exercise of the number of shares of our common stock as to which the SAR is being exercised, and (ii) the aggregate exercise price of that number of shares. The Compensation Committee determines whether payment will be made in shares of our common stock, cash or a combination of both. The exercise price per share of a SAR award will be determined by the Compensation Committee, but may not be less than 100% of the fair market value of one share of our common stock on the date of grant, unless the SAR is granted as a substitute award as described earlier. No dividends or dividend equivalents may be paid or credited with respect to shares subject to a SAR award. A SAR award may not have a term greater than 10 years from its date of grant, and will be subject to such other terms and conditions, consistent with the terms of the 2019 Plan, as may be determined by the Compensation Committee.
Restricted Stock Awards. A restricted stock award is an award of our common stock that vests at such times and in such installments as may be determined by the Compensation Committee. Until it vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture. The Compensation Committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain continuously in our service for a certain period or that we, or any of our subsidiaries or business units, satisfy specified performance goals. Any dividends or distributions payable with respect to shares that are subject to the unvested portion of a restricted stock award will be subject to the same restrictions and risk of forfeiture as the shares to which such dividends or distributions relate. Participants are entitled to vote restricted shares prior to the time they vest.
Stock Unit Awards. A stock unit award is a right to receive the fair market value of a specified number of shares of our common stock, payable in cash, shares, or a combination of both, that vests at such times, in such installments and subject to such conditions as may be determined by the Compensation Committee. Until it vests, a stock unit award is subject to restrictions and the possibility of forfeiture. Stock unit awards will be subject to such terms and conditions, consistent with the other provisions of the 2019 Plan, as may be determined by the Compensation Committee. The Compensation Committee may provide for the payment of dividend equivalents on stock unit awards and other stock‑based awards, but any such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the underlying units or other share equivalents to which such dividend equivalents relate.
Other Stock‑Based Awards. The Compensation Committee may grant awards of common stock and other awards that are valued by reference to and/or payable in shares of our common stock under the 2019 Plan. The Compensation Committee has discretion in determining the terms and conditions of such awards.
Transferability of Awards. In general, no right or interest in any award under the 2019 Plan may be assigned, transferred, exchanged or encumbered by a participant, voluntarily or involuntarily, except by will or the laws of descent and distribution. However, the Compensation Committee may provide that an award (other than an incentive stock option) may be transferable by gift to a participant’s family member or pursuant to a domestic relations order. Any permitted transferee of such an award will remain subject to all the terms and conditions of the award applicable to the participant.
Corporate Transactions; Change in Control. If a corporate transaction occurs, the Board of Directors or the Compensation Committee may, in its discretion, provide for one or more of the following with respect to awards under the 2019 Plan: (i) the continuation, assumption or replacement of outstanding awards; (ii) the acceleration of vesting and exercisability of outstanding awards; (iii) the cancellation of unvested and unexercised awards; or (iv) the cancellation of awards in exchange for payment to participants in cash equal to the difference, if any, between the fair market value of the consideration that would be received in the corporate transaction for the number of shares subject to the award and the aggregate exercise price (if any) of the shares subject to the award. If a change in control occurs, then unless otherwise provided in an applicable agreement, outstanding options and SARs immediately become exercisable in full and full value awards immediately vest in full, with awards subject to performance conditions vesting at the target level of performance.
For purposes of the 2019 Plan, the following terms have the meanings indicated:

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A “corporate transaction” generally means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company.

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A “change in control” generally refers to a corporate transaction (as defined above), the acquisition by a person or group of beneficial ownership of 30% or more of the voting power of our stock, or our “continuing directors” ceasing to constitute a majority of our Board.

Effect of Termination of Employment. Unless otherwise set forth in an applicable agreement, if a participant ceases to be employed by or provide other services to us and our subsidiaries, awards under the 2019 Plan will be treated as set forth in the 2019 Plan. Upon termination for cause, all unexercised option and SAR awards and all unvested portions of any other outstanding awards will be immediately forfeited without consideration. Upon termination for any other reason, all unvested and unexercisable portions of any outstanding awards will be immediately forfeited without consideration. Upon termination for any reason other than cause, death or disability, the currently vested and exercisable portions of option and SAR awards may be exercised for a period of three months after the date of termination; however, if the participant dies during such three‑month period, the vested and exercisable portions of the option and SAR awards may be exercised for a period of one year after the date of such termination. Upon termination due to death or disability, the currently vested and exercisable portions of option and SAR awards may be exercised for a period of one year after the date of termination. Under the 2019 Plan, “cause” is generally defined as (i) material failure to perform satisfactorily the duties reasonably required by the Company; (ii) material violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses); (iii) material breach of the Company’s business conduct or ethics code or of any fiduciary duty or nondisclosure, non-solicitation, non-competition or similar obligation owed to the Company or any affiliate; (iv) engaging in any act or practice that involves personal dishonesty on the part of the employee or demonstrates a willful and continuing disregard for the best interests of the Company and its affiliates; or (v) engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring disrepute to the Company or any of its affiliates, their business or any of their customers, employees or vendors.
Effective Date and Term of the 2019 Plan. The 2019 Plan will become effective on the date it is approved by the Company’s shareholders. No awards will be made under the 2019 Plan prior to its effective date. Unless terminated earlier, the 2019 Plan will terminate on the tenth anniversary of the effective date. Awards outstanding under the 2019 Plan at the time it is terminated will continue in accordance with their terms and the terms of the 2019 Plan unless otherwise provided in the applicable agreements. Our Board of Directors may suspend or terminate the 2019 Plan at any time.
Amendment of the Plan. Our Board of Directors may amend the 2019 Plan from time to time, but no amendments to the 2019 Plan will be effective without shareholder approval if such approval is required under applicable laws, regulations or stock exchange rules. Termination, suspension or amendment of the 2019 Plan may not adversely affect any outstanding award without the consent of the affected participant, except for amendments necessary to comply with applicable laws or stock exchange rules.
U.S. Federal Income Tax Consequences
The following is a summary of the principal United States federal income tax consequences to the Company and to participants subject to U.S. taxation with respect to awards granted under the 2019 Plan, based on current statutes, regulations and interpretations.
Non-qualified Stock Options. If a participant is granted a non-qualified stock option under the 2019 Plan, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the option was exercised. Any subsequent gain or loss will be taxable as a capital gain or loss. The Company will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes as ordinary income.
Incentive Stock Options. If a participant is granted an incentive stock option under the 2019 Plan, the participant will not recognize taxable income upon grant of the option. Additionally, if applicable holding period requirements (a minimum of two years from the date of grant and one year from the date of exercise) are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an incentive stock option are held for the holding period described above, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and the Company will not be entitled to any deduction. Except in the event of death, if the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options and the tax consequences described for nonqualified stock options will generally apply.
Other Awards. The current federal income tax consequences of other awards authorized under the 2019 Plan generally follow certain basic patterns. An award of restricted stock results in income recognition by a participant in an amount equal to the fair market value of the shares received at the time the restrictions lapse and the shares vest, unless the participant elects under Code Section 83(b) to accelerate income recognition and the taxability of the award to the date of grant. Stock unit awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. SAR awards result in income recognition by a participant at the time such an award is exercised in an amount equal to the amount paid in cash or the then-current fair market value of the shares received by the participant, as applicable. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes ordinary income, subject to Code Section 162(m) with respect to covered employees.
Section 162(m) of the Code. Code Section 162(m) denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to the covered employee exceeds $1,000,000.
Section 409A of the Code. The foregoing discussion of tax consequences of awards under the 2019 Plan assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Code, or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20% income tax on such amount, and would be required to pay interest on the tax that would have been paid but for the deferral.
Awards Under the 2019 Plan
Because the 2019 Plan will not become effective until it is approved by our shareholders, the Compensation Committee has not yet approved any awards under, or subject to, the 2019 Plan. In addition, because all awards under the 2019 Plan are discretionary with the Compensation Committee, neither the number nor types of future 2019 Plan awards to be received by or allocated to particular participants or groups of participants is presently determinable.
Equity Compensation Plan Information
The following table presents the number of securities authorized for issuance under the Company’s equity compensation plans as of January 31, 2019:

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	813,808	$23.50	1,030,973
Equity compensation plans not approved by security holders	—	—	—
Total	813,808	$23.50	1,030,973

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSAL NO. 4.

BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors held four meetings during fiscal year 2019. The Company has a Governance Committee, Audit Committee, and Personnel and Compensation Committee. All Directors attended at least 75 percent of their Board and Committee meetings during fiscal year 2019. The charters for each committee are available on Raven's website, http://investors.ravenind.com/.

Information about each Committee (as of March 7, 2019) follows:

Governance Committee
Members:	Jason M. Andringa (Chair) David L. Chicoine Thomas S. Everist Janet M. Holloway Lois M. Martin Kevin T. Kirby Marc E. LeBaron Richard W. Parod

Independence:	All of the Governance Committee members meet the independence requirements of the NASDAQ listing standards.

Responsibilities:
The Governance Committee creates and monitors the structure and process by which the Board operates. It reviews corporate governance standards and nominates candidates for the Board of Directors. It met two times in fiscal year 2019. The Governance Committee is also responsible for assessing the Board's effectiveness. It has established policies regarding shareholder communications with the Board, nominations, and related party transactions, which are available on the Company's website, www.ravenind.com.

Audit Committee
Members:	Kevin T. Kirby (Chair) Jason M. Andringa Lois M. Martin Richard W. Parod

Independence and Financial Expertise:
The Board has determined that each member of Audit Committee meets the requirements to be named “audit committee financial experts” as defined by the SEC rules. The Audit Committee members also meet the independence requirements of the NASDAQ listing standards, including the applicable independence requirements for audit committee membership.

Responsibilities:
The Audit Committee monitors the Company's procedures for reporting financial information to the public. It held six meetings with management and the independent registered public accounting firm in fiscal year 2019. It is directly responsible for the appointment, compensation and oversight of the independent registered public accounting firm and has the sole authority to appoint or replace the independent registered public accounting firm. It reviews the independence, qualifications, and performance of the independent registered public accounting firm and reviews the performance of the internal audit function. The Audit Committee reviews the scope of the annual audit and also discusses the results for each quarter and the Company's earnings release drafts with management and the independent registered public accounting firm. It also reviews related reports and recommendations and pre-approves any non-audit services provided by such firm. The Audit Committee also considers the Company’s risk management policies and oversees the Company’s legal and regulatory compliance, including compliance with the Company’s Related Party Transactions Policy and its Code of Conduct. The Audit Committee maintains open lines of communication with the Board of Directors, Raven's financial management and the independent registered public accounting firm. See the “Audit Committee Report” on page 42.

Personnel and Compensation Committee (also known as "Compensation Committee")
Members:	David L. Chicoine (Chair) Thomas S. Everist Janet M. Holloway Marc E. LeBaron

Independence, Insiders and Interlocks:
All of the Compensation Committee members meet the independence requirements of the NASDAQ listing standards, including the applicable independence requirements for compensation committee membership. No executive officer of the Company served as a member of the compensation committee or board of directors of another entity in which one of those executive officers served on the Company's Compensation Committee or Board of Directors during fiscal year 2019.

Responsibilities:
The Compensation Committee reviews the Company's executive remuneration policies and practices, and makes recommendations to the Board in connection with compensation matters affecting the Company. It held two meetings in fiscal year 2019. Compensation matters concerning the Chief Executive Officer were approved by the full Board in executive session, with the Chief Executive Officer excused. See the “Compensation Committee Report” on page 41.

CORPORATE GOVERNANCE

Leadership Structure

Raven has kept the Chief Executive Officer ("CEO") and Chairman of the Board positions separate since 1961. The duties of the Chairman of the Board include collaborating with the CEO to establish an agenda for Board and shareholder meetings, chairing the meetings, and calling executive sessions, as needed. The Chairman, along with the Governance Committee, leads the establishment of governance standards. The Chairman also helps facilitate communication among Board members and with Raven management.

The Board does not have a firm policy as to whether the position of the Chairman and the position of the CEO should be separate, and intends to preserve the freedom to decide what is in the best interests of the Company at any point in time.

Nominations to the Board of Directors

The Governance Committee of the Board of Directors seeks to recruit highly skilled and engaged candidates who have the ability to strengthen the Board of Directors. Current directors whose performance, capabilities, and experience meet the Company's expectations and needs are typically nominated for re-election. In accordance with Raven's Nominations Policy dated August 28, 2018, directors are not re-nominated after they reach their 72nd birthday.

Pursuant to the Company's Articles of Incorporation, the size of the Board shall be between seven and eleven members. The Bylaws provide that the number of directors within the range of seven and eleven members will be established by action of the Board, and the Board has currently set the number of directors at nine. A majority of the directors must be independent, as defined by the SEC and NASDAQ. The Company's outside attorneys, bankers, or others with business links to the Company may not become directors. Interlocking directorships on public company boards are not allowed.

Recognizing that the contribution of the Board will depend on not only the character and capabilities of the directors taken individually but also on their collective strengths, the Governance Committee has determined the Board should be composed of:

▪	Directors chosen with a view toward bringing to the Board diverse experiences and backgrounds relevant to the Company's business;

▪	Directors who will form a balanced core of business executives;

▪	Directors who have substantial experience outside the business community - in the public, academic, or scientific communities, for example; and

▪	Directors who will represent the balanced, best interests of the shareholders as a whole rather than special interest groups or constituencies.

In considering possible candidates for election as a Director, the Governance Committee is guided in general by the composition guidelines established above and, in particular, by the following:

▪	Each director should be an individual of the highest character and integrity and have an inquiring mind, vision, and the ability to work well with others and exercise good judgment;

▪	Each director should be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

▪	Each director should possess substantial and significant experience that would be of particular importance to the Company in the performance of the duties of a director;

▪	Each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director; and

▪	Each director should have the capacity and desire to represent the balanced, best interests of the shareholders as a whole.

Consistent with the Company's Bylaws and the Governance Committee Charter, the Governance Committee will review and consider for nomination any candidate for membership to the Board recommended by a shareholder of the Company, in accordance with the evaluation criteria and selection process described above. Shareholders wishing to recommend a candidate to the Governance Committee for consideration, in connection with an election at a specific annual meeting, should notify the Governance Committee well in advance of the meeting date to allow adequate time for the review process and preparation of the proxy statement, and, in any event, no later than the first day of February. Prior to an upcoming annual meeting, shareholders may submit director nominations to bring before future annual meetings by complying with the advance notice procedures contained in the Company's Bylaws. See the timing requirements described under “Procedures for Submitting Shareholder Proposals” on page 44.

Risk Oversight

The Board provides oversight as to how management runs the business, including management's approach to risk tolerance and risk management. Management is directly responsible for risk management. The Board considers risk management in its deliberations on various matters and has delegated aspects of its risk oversight role to certain committees. The Audit Committee considers risk, including the impact of legal, credit, and regulatory compliance matters, when evaluating the integrity of Raven's financial statements. The role of the audit process and internal control systems, including the role of the Board, in monitoring and controlling risk is also reviewed by the Audit Committee. The Compensation Committee evaluates performance of the CEO, including risk tolerance and “tone at the top." The Audit Committee also considers the structure of the Company's compensation plans and how they might affect risk tolerance and fraud risk. The Governance Committee considers risk when determining the Board leadership structure, nominating directors, and evaluating Board performance. These committees, which all consist solely of independent directors, are empowered to perform independent investigations of corporate matters, should the need arise. Each quarter the full Board reviews developments within various risk categories, such as product performance, concentration, and technology innovation, and reviews insurance coverage at least annually with management. The Board also considers the risk implications of Raven's business strategies, including international growth and acquisitions, along with its execution of those strategies, as the Board monitors overall Company performance.

Short Sales, Hedging, and Pledging

In accordance with Raven's Insider Trading Policy, the Company prohibits short sales, hedging, and pledging transactions in the Company's common stock by its officers and directors.

Code of Ethics

The Board of Directors, through its Governance Committee, has adopted a Code of Conduct that applies to directors, officers and all employees of the Company. The Code of Conduct is available on Raven's website at www.ravenind.com.

Related Party Transactions

Raven has adopted a written policy governing related party transactions. Under this policy, before effecting or continuing any "related party transaction," the Audit Committee of the Board must first approve or ratify the transaction and conclude that the transaction is on terms comparable to those that the Company could reasonably expect in an arm's length transaction with an unrelated third party. Under the policy, a “related party transaction” is any transaction with a related party other than one generally available to all Company employees or involving an amount less than $25,000. A “related party” is (i) a senior officer or a director, including members of their immediate family, (ii) a holder of more than 5% of our common stock, or (iii) an entity owned or controlled by the persons described in clauses (i) or (ii). The policy is available on Raven's website at www.ravenind.comH.

Board Diversity
The Board recognizes that diverse backgrounds and experiences are helpful to its deliberations and includes these attributes in its nominations policy outlined in “Corporate Governance - Nominations to the Board of Directors” above. The Governance Committee seeks candidates for the Board who will represent the balanced, best interests of the shareholders as a whole rather than special interest groups or constituencies. Raven does not have a formal Board diversity policy.
Board Evaluation Process
Evaluating board performance is an essential component for ensuring good governance. The Company’s Board of Directors maintains an effective and robust evaluation process. Directors take part in self evaluations, individual director assessments prepared by the Chairman, committee and chair evaluations, and skill matrix plotting for board succession planning. In total, this process provides insight for how individual Directors and the Board perform and contribute value to the Company. Additionally, it provides opportunity for continuous learning and improvement.

Communications with the Board of Directors
The Board of Directors believes that the most efficient means for shareholders and other interested parties to raise issues and questions and to get a response is to direct such communications to the Company through the office of the Corporate Secretary of the Company. Other methods are also described on Company's website at www.ravenind.comH.
If, notwithstanding these methods, a shareholder or other interested party wishes to direct a communication specifically to the Board of Directors, a letter to the Board is the most appropriate method. To ensure that the communication is properly directed in a timely manner, it should be clearly identified as intended for the Board:
Raven Industries, Inc.
Attention: Board Communications - (Director Name if applicable)
P.O. Box 5107
Sioux Falls, South Dakota 57117-5107

The Corporate Secretary's office will collect and organize all such communications. A summary of communications received will be periodically provided to the Company's Governance Committee, which will make the final determination regarding the dissemination of any such communication.

The Board believes that the Company should speak with one voice and has empowered management to speak on the Company's behalf subject to the Board's oversight and guidance on specific issues. Therefore, in most circumstances, the Board will not respond directly to inquiries received in this manner but may take relevant ideas, concerns, and positions into consideration.

Attendance at Annual Meeting

The Company schedules its Annual Meeting concurrent with a regularly scheduled Board meeting and expects its directors to attend the Company's Annual Meeting. All seven then-serving directors attended last year's annual meeting.

NON-MANAGEMENT DIRECTOR COMPENSATION

Directors who were not full-time employees of the Company were paid $1,500 for each in-person Board meeting, $500 for each telephonic Board meeting and $1,000 for each committee meeting for meetings held prior to the May 2018 annual meeting, together with an annual retainer of $110,000 ($70,000 equity and $40,000 cash). Beginning on the May 2018 annual meeting date, the Board approved discontinuing the Board and committee meeting fees and approved an increase in the annual retainer fee to $120,000 ($70,000 equity and $50,000 cash). The equity portion was granted on the annual meeting date and the cash portion was paid quarterly. The Board Chairman receives an additional annual fee of $20,000 paid quarterly. The Audit Committee Chair receives an additional $8,000 annually for quarterly audit updates, the Compensation Committee Chair receives an additional annual fee of $4,000 and the Governance Committee Chair receives an additional annual fee of $2,000, all paid quarterly.

The equity retainer of the independent director compensation is an annual grant of a stock unit award under the Deferred Compensation Plan for Directors of Raven Industries, Inc. (the "Director Plan") originally approved by the shareholders on May 23, 2006. For fiscal year 2019, the directors received a grant of stock units in an amount equal to $70,000 divided by the closing stock price on the date of the calendar year 2018 Annual Meeting. Cash retainers may also be deferred under this plan. The Compensation Committee retained Grant Thornton, LLP (“Grant Thornton” or "Consultant") to conduct a compensation analysis of non-employee director compensation for service on the Board. Based on the recommendations of Grant Thornton and the Compensation Committee, in December 2018, the Board approved an increase of the equity retainer to $85,000 beginning in May 2019. Under the Director Plan, amounts are deferred until Board retirement, or a later date as elected by the director. Deferred payouts under the Director Plan are paid in Raven common stock.

Non- Management Director Compensation Table Fiscal Year 2019
Name	Fees Earned or Paid in Cash	Stock Awards(2)	All Other Compensation(3)	Total
	($)	($)	($)	($)
Jason M. Andringa(1)	55,500	70,000	—	125,500
David L. Chicoine(1)	56,500	70,000	—	126,500
Thomas S. Everist	42,000	70,000	—	112,000
Janet M. Holloway(4)	27,780	58,333	—	86,113
Kevin T. Kirby	45,000	70,000	—	115,000
Marc E. LeBaron	56,000	70,000	—	126,000
Lois M. Martin(4)	27,780	58,333	—	86,113
Richard W. Parod	41,000	70,000	—	111,000

(1) Mr. Andringa and Mr. Chicoine each deferred $50,000 of his cash retainer into stock units under the Director Plan.
(2) Represents 1,793 fully vested stock units valued at $39.05 per unit, the closing price of Raven Common Stock on the date of the award, May 22, 2018. Ms. Holloway and Ms. Martin received a pro-rated amount, based on their appointment as Directors on July 11, 2018.

(3) Does not include perquisites and benefits, which totaled less than $10,000 for each director.
(4) Ms. Holloway and Ms. Martin were appointed as Directors on July 11, 2018.

The Board of Directors believes it is important for directors to hold a significant amount of Company common stock to align with market practices and with the interests of our shareholders.  The Board has adopted Director Stock Ownership Guidelines whereby directors of the Company must own Company common stock valued at or above five times the director’s annual cash retainer.  The minimum stock ownership level must be achieved by each director within five years of his or her first appointment to the Board, and once achieved, ownership of the required amount must be maintained as long as the director remains on the Board.  Currently, all of our directors have met the stock ownership guidelines except for Ms. Holloway, Ms. Martin, Mr. Chicoine and Mr. Parod, who have been on the Board for less than five years.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Raven's executive compensation program, developed by management and approved by the Personnel and Compensation Committee of the Board of Directors (as earlier defined, the “Compensation Committee”), is intended to be simple and straightforward, focused on a few key performance metrics, and balanced appropriately among:

▪	Employees, managers and executives

▪	Long-term and short-term objectives

▪	Financial and stock performance

▪	Cash and equity compensation

The compensation program is designed to align the interests of the executive team with those of Raven shareholders. The plan uses salary and benefits, a short-term incentive plan, and long-term equity incentives to achieve this goal, with a focus on tying compensation to corporate performance. Retention of top talent and achievement of corporate objectives measure the effectiveness of the Company's compensation program.

Raven also uses non-compensatory programs, such as annual performance reviews, employee development and education programs, and succession planning to retain and further cultivate talent. The Compensation Committee and management believe these programs are more effective than compensation alone for optimizing talent utilization and executive development.

Periodically, the Compensation Committee retains an independent executive compensation consultant to conduct a competitive compensation analysis of Raven's top executives. In fiscal year 2019, the Compensation Committee engaged Grant Thornton as the Consultant to update the prior analysis, which had been conducted in fiscal year 2017. The Consultant conducted a competitive market analysis and proposed changes to the Peer Group (as hereinafter defined) to better reflect companies with similar financial metrics. Changes were approved to better align Raven to like peer companies. The findings of the Consultant were consistent with prior year analysis using the updated Peer Group. The Consultant's analysis showed Raven’s total executive compensation has improved, although base salaries remained below median levels for its Peer Group.

Raven's financial performance for fiscal year 2019 included higher net sales and net income compared to the prior year, increasing 7.8% and 26.5%, respectively. For fiscal year 2019, Raven delivered a 12.7% return on sales ("ROS"), 15.1% return on average assets ("ROA"), and 17.7% return on average shareholders' equity ("ROE"). ROS, ROA, and ROE were all stronger than fiscal year 2018 for the Company. For comparison, based on the most recently reported annual results, as of March 8, 2019, the Raven Peer Group had median ROS, ROA, and ROE of 7.7%, 5.7%, and 10.2%, respectively.

Raven's executive compensation levels have been closely tied to Company financial performance. For fiscal year 2019, the Company's strong financial performance led to increased overall cash compensation levels from fiscal year 2018.

Fiscal Year 2019 Accomplishments

Raven's strong financial results in fiscal year 2019 are highlighted below:

▪	Achieved a new record high exceeding $406 million in consolidated net sales;

▪	Consolidated return on sales, assets, and equity were approximately 13%, 15%, and 18%, respectively;

▪	Diluted earnings per share increased 26% year-over-year;

▪	Invested in excess of $26 million in research and development across the Company with an emphasis on the Applied Technology Division ("ATD");

▪	Established Latin American headquarters in Brazil to support ATD sales in the region;

▪	ATD closed on the acquisition of AgSync, Inc., further strengthening Applied Technology's Slingshot® platform and the division's subscription-based service model;

▪	Engineered Films began commissioning Line 15 which will provide additional capacity to capture opportunities within the industrial and geomembrane markets;

▪
Raven Aerostar was awarded a five-year $36.2M contract for the delivery, installation, operation and sustainment support of Air Surveillance Radar Systems onboard the U.S. Navy’s T-EPF class vessels; and

▪	Subsequent to the end of fiscal year 2019, the Engineered Films Division had a successful go-live on the Company's new enterprise resource planning (ERP) platform.

The following tables show the growth of consolidated net sales and diluted earnings per share for fiscal years 2017, 2018, and 2019.

CONSOLIDATED NET SALES
Millions
$450
$400
$350
$300
$250
$200
$150
$100
FY 17
FY 18
FY 19

DILUTED EARNINGS PER SHARE
$1.60
$1.40
$1.20
$1.00
$0.80
$0.60
$0.40
$0.20
$-
FY 17
FY 18
FY 19

Objectives and Philosophy of the Company's Executive Compensation Program

Alignment with Shareholder Interests

Raven's compensation program is designed to motivate and reward Raven's executives to achieve short- and long-term goals that will enhance shareholder value. The short-term goals are embodied in our annual compensation plans and primarily include sales and profit growth and efficient working capital utilization. The goals are intended to be both challenging and achievable, so as to encourage reasonable risk taking and motivate performance. Building on these short-term objectives, the program also seeks to reward executives for enhancing shareholder value over the long-term. Raven's long-term objectives include growing sales and net income and efficiently utilizing invested capital.

The Compensation Committee previously approved the use of time-based restricted stock units as part of the overall long-term incentive plan for a better balanced program and to increase the retention value of the long-term incentive program.

On December 12, 2018, the Board adopted an Executive Stock Retention and Ownership of Raven Shares policy.  We believe it is important for our executives to hold and own a significant amount of our common stock to further align their performance with the interest of our shareholders.  A “retention ratio” approach to stock retention is incorporated into the ownership policy.

The ownership policy provides that a certain number of shares based upon a multiple of base salary are required to be owned by each executive.   A summary of the ownership policy is shown below:

Stock Ownership Value as
Position	Multiple of Base Salary
Chief Executive Officer	5X
All other covered executives	2X

The policy applies to all executives who are subject to Section 16. Executives have five years from their appointment as an executive to comply with the policy. All of the executives who have served as such for at least five years presently exceed the stock ownership requirements. The shares owned by the Named Executives of the Company are listed on page 2 of this Proxy Statement under the caption “Ownership of Common Stock.”

Retention

Retention aspects of the program are designed to take advantage of the experience of Raven executives and avoid unwanted turnover in the executive team. The executive officers identified on the Summary Compensation Table on page 34 (the “Named Executives”) average 15 years of experience with Raven. The Compensation Committee and management believe that promotion from within and length of tenure enhances productivity and management effectiveness.

Internal Equity and Competitiveness

Raven believes that internal equity and competitive compensation policies are critical to talent retention and recruiting. The Compensation Committee and management compare executive pay to other key managers and employees, both inside Raven and externally. The Company recognizes the risk of not being able to recruit top talent or losing top talent to competitors or others with higher compensation levels. Raven's growth strategy will be difficult to sustain if management turnover is high and the Company is required to recruit from outside Raven to fill numerous key positions.

Role of Management, the Personnel and Compensation Committee and Consultants

As stated earlier, the Compensation Committee retained Grant Thornton as the Consultant in fiscal year 2019 to provide consulting services to the Board and Raven management. Similar services were provided by Willis Towers Watson in fiscal years 2015 and 2017. Grant Thornton was selected following an independent solicitation and completed the Peer Group, Executive, and Board Compensation analysis as requested by the Compensation Committee.

The Compensation Committee uses a multi-faceted approach to executive compensation analysis, which includes;

▪	Independent directors on the Compensation Committee with knowledge of compensation in the markets served by the other companies they are involved with;

▪	Recommendations from the CEO and Vice President of Human Resources; and

▪	Periodic independent consulting firm recommendations regarding market trends.

The President and CEO of Raven, Daniel Rykhus, recommends executive compensation for all other executives to the Compensation Committee for approval annually. He has continued to use the information and analysis in the Consultant's reports, and internal equity analysis to provide his recommendations.

The Compensation Committee approves executive salaries, benefits, short-term incentive plans, and long-term incentive plan grants. The Compensation Committee determines the appropriate compensation of the President and CEO and makes decisions on CEO compensation in executive session. CEO compensation is then approved by the independent directors of the full Board in executive session.

Benchmarking

In the fiscal year 2019 analysis, the Compensation Committee considered data from the Consultant relating to the peer group companies identified below (herein the “Peer Group") for comparison to Raven’s executive compensation.

In fiscal year 2019, the Consultant recommended to the Compensation Committee changes to the peer group in order to better reflect companies with size, complexity, and industry exposure comparable to Raven. The updated peer group is more closely aligned with Raven regarding certain financial measures, such as return on sales, return on assets, return on equity, and market capitalization. The Compensation Committee believes that these sixteen companies are an appropriate peer group for comparison, as well as a group that is large and diverse enough so that any one company does not alter the overall analysis. The survey data used by the Consultant was updated to include performance metrics reflected in the peer companies' proxy statements.

Peer Group Listing	($ In millions)
Company Name	Revenue*

AeroVironment, Inc.	$ 271.1
Albany International Corporation	982.5
Astronics Corporation	803.3
Badger Meter, Inc.	433.7
CSW Industrials, Inc.	326.2
Digi International Inc.	228.4
ESCO Technologies, Inc.	771.6
FARO Technologies, Inc.	403.6
II-VI, Incorporated	1,158.8
Lindsay Corporation	547.7
Mercury Systems, Inc.	493.2
MTS Systems Corporation	778.0
Novanta, Inc.	614.3
Rogers Corporation	879.1
Sun Hydraulics Corporation (Now known as Helios Technologies)	508.1
Vishay Precision Group, Inc.	299.8
* Represents revenue from the most recently reported Form 10-K as of March 8, 2019.

As it did in prior years, the Compensation Committee intends to periodically re-evaluate the Peer Group and to enlist the services of an independent consultant, to ensure that the companies listed continue to represent an appropriate peer group for comparison.

Components of the Company's Executive Compensation Program

Raven includes these four components in the Executive Compensation program and each will be defined in detail below.

▪	Base Salary

▪	Short-term incentive plan

▪	Long-term incentive plan

▪	All Other Compensation

Base Salary

Salaries for the Named Executives are based on the scope of their responsibilities, performance, experience, and potential. The salaries of their peers and direct reports inside and outside the Company are considered when setting salary levels. The primary objectives addressed by base salary in the compensation program are to retain and attract qualified and experienced executives into these positions. The base salary indicates the basic level of compensation commitment that Raven has to each of the Named Executives and their positions in the Company.

The Company’s annual base salary changes are effective approximately January 1st of each year, while the Company’s fiscal year begins on February 1st. Therefore, the salary levels shown in the Summary Compensation Table, and as discussed in this Proxy Statement, for each fiscal year reflect one month of the following calendar year’s base salary. As such, the salary information in the Summary Compensation Table for each fiscal year reflects eleven months of one calendar year base salary and one month of the next calendar year base salary.

The Compensation Committee has taken into consideration the analysis from the various consultants and Equilar, Inc. over the past several years and has increased executive compensation to be competitive with the Company's Peer Group. After considering management's recommendation and following the Consultant's analysis, which showed base compensation for Raven executives was on average 15% below the market median, the Compensation Committee recommended increases to base salaries for the Named Executives for calendar year 2019, to better align with market and competitor base salaries.

The Compensation Committee also determined to continue the use of at risk compensation, such as annual short-term incentive plans and performance-based awards under the long-term incentive plan, in fiscal year 2020.

Short-Term Incentive Plan

The short-term incentive plan (also known as the management incentive plan) is intended to compensate the Named Executives when they achieve the annual growth objectives of their operations. Incentive payment targets for the Named Executives ranged from 60% to 90% of annual base salary in fiscal year 2019, which is designed to put a sizable portion of the Named Executives' cash income at risk if annual objectives are not achieved. Short-term incentive awards generally pay out in cash. In fiscal year 2019, there were significant transactions that occurred that were not contemplated when setting the incentive targets. In order to maintain the objective of the incentive plans to reward core performance, the Compensation Committee approved an adjustment to the short-term incentive payout calculation to exclude the following items: a gain on the sale of the Company's minority interest in Site-Specific Technology Development Group, Inc. and a gift to South Dakota State University (SDSU) for the establishment of a precision agriculture facility to support SDSU's Precision Agriculture degrees and curriculum. The net result is an adjusted net income that is modestly lower than reported net income, as the items above nearly offset each other.

For fiscal year 2019, incentive payments for the CEO and Chief Financial Officer ("CFO") were based primarily on achieving net income and net revenue targets. Mr. Rykhus had a target payout of 90% of base salary based on company-wide net income and net sales targets. The calculation for target payout for Mr. Brazones was 63% of base salary based on company-wide net income and net sales targets.

Mr. Schmidt is the Division Vice President and General Manager for Engineered Films. For fiscal year 2019, the calculation for target payout for Mr. Schmidt was 60% of base salary based on division profit, division quarterly net sales and division net working capital.

Mr. Meyer is the Division Vice President and General Manager for Applied Technology. For fiscal year 2019, the calculation for target payout for Mr. Meyer was 60% of base salary based on division profit, division net sales, and division net working capital. Mr. Meyer's fiscal year 2019 short-term incentive payout was adjusted to reduce Applied Technology's operating income compared to reported year divisional operating income due to an event not part of the division's core operations.

Mr. Wickersham is the Division Vice President and General Manager for Aerostar. For fiscal year 2019, the calculation for target payout for Mr. Wickersham was 60% of base salary based on division profit, division net sales and division net working capital.

The details of these incentive plans and the actual payouts are described under “Executive Compensation for Fiscal Year 2019 for the Named Executives."

Long-Term Incentive Plan

For fiscal year 2019, the Compensation Committee approved a split of 25% stock options, 25% performance-based RSUs, and 50% time-based RSUs. The Compensation Committee determined that the increase of time-based RSUs would increase retention value of awards, and the value of the time-based awards will continue to depend upon the long-term value of the Company's stock, increasing alignment with shareholder interests. For fiscal year 2020, the Compensation Committee approved a split of 50% performance-based RSUs and 50% time-based RSUs for executives. In alignment with the recommendation of the Consultant regarding competitive executive compensation practices within Peer Group companies, Raven has elected not to use stock options as part of the long-term incentive program for fiscal year 2020.

The Compensation Committee believes performance-based RSUs further align executive compensation with the Company's objectives, help sustain Raven's strong performance on key return ratios over the long-term and continue to tie an element of compensation to actual shareholder return. Time-based incentives help boost retention among executives and other senior leaders. The long-term incentive plan has also improved the competitive level of executive pay at Raven because the long-term incentive plan targets equity-based incentive compensation at the 60th percentile of the Raven peer group, or higher.

Stock options are designed to promote the alignment of long-term interests between an executive and Raven shareholders as well as to assist in the retention of executives and key employees. The ultimate value to the executives is directly tied to the value of Raven common shares. The option grants generally vest in equal installments over four years and expire in five years.

Time-based RSUs are granted to aid in the retention of executives and vest following a three-year vesting period after the grant date.  The value of one RSU is equal to Raven’s closing stock price the day prior to the vesting date.

Raven's stock options, performance-based RSUs, and time-based RSUs have a retirement provision that provides for accelerated vesting if the employee retires at a time when the sum of his or her age and years of service exceeds 80. The agreements require one year of service after the grant before the retirement provision can be invoked. The Compensation Committee believes that the retirement provisions encourage executives to remain with Raven or, in certain instances, to give additional notice before retiring.

Performance-based RSUs vest after three years and the payout is determined based on the achievement of a specified target level of a three-year average ROE. The performance measure used for the performance-based RSUs has been ROE. ROE is calculated by taking current year net income attributable to Raven divided by average equity derived as the sum of Raven's shareholders' equity from the beginning and end of the current fiscal year (as reported in the Company's Annual Report on Form 10-K) divided by two. At the end of the three-year performance period for performance-based RSUs, if at least the minimum level is reached for the three-year performance goals, the shares received under the awards vary from 50-150% of the targeted level depending on the level of performance achieved. The inclusion of the performance-based RSUs in the long-term incentive plan has increased the percentage of the executives' compensation that is variable based on long-term performance.

The three-year average ROE performance targets and related payout percentages for the performance-based RSUs granted on April 5, 2018 for the fiscal 2019-2021 period were as follows:

	Average Return on Equity Target	Payout Percentage
Maximum	11.0%	150%
Target	8.0%	100%
Minimum	6.0%	50%

The vesting of the fiscal year 2016 performance-based RSUs in fiscal year 2019 was based upon a three-year average ROE from fiscal years 2016-2018. The calculation of this performance measure over the three-year period was 9.5%, which equates to an 81.1% payout of vested RSUs as it was between the minimum and target ROE percentages of 5.85% and 11.7%, respectively.

The following table summarizes the performance results with respect to three-year average ROE applicable to the long-term incentive plan performance unit grants for fiscal year 2016 and the corresponding contributions to the vesting percentage for payout in fiscal 2019.

	Annual ROE percentage		Average ROE Percentage (Fiscal 2016 - 2018)	Payout Percentage
FY'16 Adjusted ROE(a)(b)	5.2%	Maximum	17.5%	150%
FY'17 Actual Results(b)	7.7%	Target	11.7%	100%
FY'18 Actual Results	15.6%	Minimum	5.85%	50%
Average three-year ROE results	9.5%		9.5%	81.1%
(a) The Compensation Committee approved an adjusted ROE percentage to utilize in place of fiscal year 2016 actual results. This was because the Company filed an amendment on Form 10-K/A for fiscal year 2016, including a restated net income, and it was determined that a substitute figure would be used for purposes of calculating performance-based RSU payments.
(b) In light of the substantial reduction in corporate income taxes due to the U.S. Tax Cuts and Jobs Act, effective January 1, 2018, the Compensation Committee determined that payout for the 2016 and 2017 grant years will include a calculated net income using the tax rate in effect at the time of the grant. The net result is an adjusted net income that is less than reported net income.

All Other Compensation

Raven provides other benefits to executives, which we believe to be reasonable, competitive, and consistent with the overall compensation program. Raven considers these items in conjunction with base salary in meeting the objectives of retaining and attracting qualified and experienced executives. These items are detailed in the 2019 All Other Compensation Table on page 35. The 401(k) and profit sharing benefits are essentially the same as all other Raven employees receive. Raven also provides supplemental health and wellness benefits to its executives to encourage a healthy lifestyle. To the extent the supplemental insurance and health benefits are subject to income taxes, executives are reimbursed for this additional tax.

Beginning January 1, 2018, Raven adopted a non-qualified deferred compensation plan (the "NQDC Plan") for eligible employees, including the Named Executives, so they can more efficiently manage the timing of their compensation. Participants may elect to defer up to 60% of their base salary.

The NQDC Plan also permits deferral of up to 100% of short-term incentive compensation. Participants may choose from among several different investment options based upon the choices available in our 401(k) Plan, excluding Raven stock. There is no regular Company matching contribution to the deferred compensation in the NQDC Plan. A participant's benefits under the NQDC Plan are fully vested and are payable after termination or selected in-service dates. Payment is made in a lump sum unless the participant elects annual installments. While there is no obligation for the Company to guarantee benefits, the Company will contribute the deferred compensation to a Company-owned Rabbi Trust. In the event of a participant's death, any account balance will be paid to the participant's beneficiary.

Discretionary Bonuses

Certain events may occur periodically that require additional time and effort that can go above and beyond that contemplated when developing compensation plans. When those events occur, the Compensation Committee may utilize discretionary bonuses as an additional form of compensation. For fiscal year 2019, no discretionary bonuses were paid out to Named Executives.

Post-termination Compensation and Benefits

Raven has an employment agreement with each Named Executive, which outlines the employment benefits discussed under “All Other Compensation” above. With respect to Messrs. Rykhus and Schmidt, their employment agreements contain a grandfathered retirement benefit provision, available when the executive reaches age 65 or the sum of the executive's age and years of service exceeds 80, which represents a continuation of the health and insurance benefits outlined in “All Other Compensation” above. All other employment agreements entered into after August 25, 2015, including those with our other Named Executives, do not include this post-retirement medical benefit.

Raven’s arrangements for payment of post-termination compensation and benefits are described below under “Potential Payments on Termination or Change in Control.” The Company’s employment agreements with Messrs. Rykhus and Brazones provide for severance payments upon a termination by the Company without cause or a constructive termination by the executive. The Compensation Committee believes these arrangements are appropriate in the case of top executives to promote retention and are customary for companies of comparable size to Raven. In addition, Raven uses dual-trigger “Change in Control” severance agreements with its executives to protect it from the loss of executive talent during a Change in Control of the Company. Upon a Change in Control, positions held by the Named Executives may be at risk. By providing a cash benefit of 1.5 to 2.5 times salary and incentive payments at target if executives are terminated within two years following a Change in Control of the Company, the Compensation Committee believes that, in the event of such Change in Control, the agreements would serve to maintain stability within its executive group during what could be a potentially turbulent time.

Executive Compensation for Fiscal Year 2019 for the Named Executives

Chief Executive Officer

Mr. Rykhus has served as Raven's President and CEO since August of 2010. Previously, Mr. Rykhus served as General Manager of the Applied Technology Division from 1998 through 2009 and as Executive Vice President of Raven from 2004 through 2010. His fiscal year 2019 total compensation of $2,664,022 was 5% higher than in fiscal year 2018, primarily due to an increase in base salary and a higher short-term incentive payout in fiscal year 2019. Mr. Rykhus' short-term incentive payment for fiscal year 2019 was $960,000 compared to $907,500 in fiscal year 2018. The fiscal year 2019 short-term incentive payment calculation for Mr. Rykhus is illustrated in the table below:

	Max Salary Eligible (% of Base Salary)	Minimum Threshold	Maximum Threshold	Actual	% of Maximum Achieved	Actual Payout % of Base Salary
Consolidated Net Income:
	68%	$35.5M	$39.5M	$50.8M	100%	68%
	38%	$39.5M	$47.3M	$50.8M	100%	38%
Consolidated Quarterly Net Sales:
Q1	11%	N/A	$107.7M	$111.1M	100%	11%
Q2	11%	N/A	$99.9M	$102.7M	100%	11%
Q3	11%	N/A	$97.6M	$104.8M	100%	11%
Q4	11%	N/A	$86.9M	$88.0M	100%	11%

Total Maximum Salary Eligible for Short-Term Incentive Payout	150%				Target Incentive Payout	90%
					Total Actual Incentive Payout	150%
					Calendar 2018 Salary	$640,000
				Fiscal 2019 Short-Term Incentive Payout for Mr. Rykhus		$960,000

Chief Financial Officer

Mr. Brazones has served as Raven's Chief Financial Officer (CFO) since December 2014. His fiscal year 2019 total compensation of $1,016,448 was consistent with fiscal year 2018. Mr. Brazones' short-term incentive payment for fiscal year 2019 was $352,000 compared to $341,000 in fiscal year 2018. The fiscal year 2019 short-term incentive payment calculation for Mr. Brazones is illustrated in the table below:

	Max Salary Eligible (% of Base Salary)	Minimum Threshold	Maximum Threshold	Actual	% of Maximum Achieved	Actual Payout % of Base Salary
Consolidated Net Income:
	47%	$35.5M	$39.5M	$50.8M	100%	47%
	31%	$39.5M	$47.3M	$50.8M	100%	31%
Consolidated Quarterly Net Sales:
Q1	8%	N/A	$107.7M	$111.1M	100%	8%
Q2	8%	N/A	$99.9M	$102.7M	100%	8%
Q3	8%	N/A	$97.6M	$104.8M	100%	8%
Q4	8%	N/A	$86.9M	$88.0M	100%	8%

Total Maximum Salary Eligible for Short-Term Incentive Payout	110%				Target Incentive Payout	63%
					Total Actual Incentive Payout	110%
					Calendar 2018 Salary	$320,000
				Fiscal 2019 Short-Term Incentive Payout for Mr. Brazones		$352,000

Vice President and General Manager - Engineered Films Division

Mr. Schmidt has led the Engineered Films Division since February 1, 2012. His total compensation of $698,622 in fiscal year 2019 decreased by 13% from fiscal year 2018 due to the lower short-term incentive payout. Mr. Schmidt's fiscal year 2019 short-term incentive payout was $120,046 compared to $265,000 in fiscal year 2018. The fiscal year 2019 short-term incentive payment calculation for Mr. Schmidt is illustrated in the table below:

	Max Salary Eligible (% of Base Salary)	Minimum Threshold	Maximum Threshold	Actual	% of Maximum Achieved	Actual Payout % of Base Salary
Division Profit:
	35%	$35.7M	$42.0M	$39.7M	63%	22%
	25%	$42.0M	$56.7M	$39.7M	—%	—%
Division Quarterly Net Sales:
Q1	10%	N/A	$55.9M	$60.0M	100%	10%
Q2	10%	N/A	$60.6M	$58.9M	—%	—%
Q3	10%	N/A	$61.0M	$58.2M	—%	—%
Q4	10%	N/A	$48.7M	$49.5M	100%	10%
Division Net Working Capital Percentage(1)	10%	26.5%	22.5%	28.1%	—%	—%

Total Maximum Salary Eligible for Short-Term Incentive Payout	110%				Target Incentive Payout	60%
					Total Actual Incentive Payout	42%
					Calendar 2018 Salary	$285,000
				Fiscal 2019 Short-Term Incentive Payout for Mr. Schmidt		$120,046
(1)Net working capital is defined as accounts receivable, (net) plus inventories less accounts payable. Net working capital percentage is defined as net working capital divided by net sales.

Vice President and General Manager - Applied Technology Division

Mr. Meyer assumed the role of Division Vice President of the Applied Technology Division of Raven on May 1, 2015. Previously, Mr. Meyer had served as the Company's Chief Information Officer since 2010. His fiscal year 2019 total compensation of $772,373 increased by 9% from fiscal year 2018 due to the higher short-term incentive payout. Mr. Meyer's fiscal year 2019 short-term incentive payout was $207,198, compared to $163,995 in fiscal year 2018. The fiscal year 2019 short-term incentive payment calculation for Mr. Meyer is illustrated in the table below:

	Max Salary Eligible (% of Base Salary)	Minimum Threshold	Maximum Threshold	Actual	% of Maximum Achieved	Actual Payout % of Base Salary
Division Profit:
	35%	$29.2M	$32.4M	$37.3M	100%	35%
	25%	$32.4M	$38.9M	$37.3M	76%	19%
Division Quarterly Net Sales:
Q1	10%	N/A	$42.1M	$40.4M	—%	—%
Q2	10%	N/A	$29.2M	$30.4M	100%	10%
Q3	10%	N/A	$27.1M	$29.7M	100%	10%
Q4	10%	N/A	$30.4M	$29.2M	—%	—%
Division Net Working Capital Percentage(1)	10%	20.0%	16.0%	22.0%	—%	—%

Total Maximum Salary Eligible for Short-Term Incentive Payout	110%				Target Incentive Payout	60%
					Total Actual Incentive Payout	74%
					Calendar 2018 Salary	$280,000
				Fiscal 2019 Short-Term Incentive Payout for Mr. Meyer		$207,198
(1)Net working capital is defined as accounts receivable, (net) plus inventories less accounts payable. Net working capital percentage is defined as net working capital divided by net sales.

Vice President and General Manager - Aerostar Division

Mr. Wickersham was named the Division Vice President of the Aerostar Division of Raven on November 30, 2015. Previously, Mr. Wickersham had served as the Director of Product Development and Engineer Manager for Raven since 2010. His fiscal year 2019 total compensation was $699,573. Mr. Wickersham's fiscal year 2019 short-term incentive payout was $230,000. The fiscal year 2019 short-term incentive payment calculation for Mr. Wickersham is illustrated in the table below:

	Max Salary Eligible (% of Base Salary)	Minimum Threshold	Maximum Threshold	Actual	% of Maximum Achieved	Actual Payout % of Base Salary
Division Profit:
	35%	$5.3M	$5.9M	$8.2M	100%	35%
	25%	$5.9M	$7.1M	$8.2M	100%	25%
Division Quarterly Net Sales:
Q1	10%	N/A	$9.9M	$10.9M	100%	10%
Q2	10%	N/A	$10.2M	$13.5M	100%	10%
Q3	10%	N/A	$10.2M	$17.0M	100%	10%
Q4	10%	N/A	$8.7M	$9.4M	100%	10%
Division Net Working Capital Percentage(1)	10%	31.0%	25.0%	34.6%	—%	—%

Total Maximum Salary Eligible for Short-Term Incentive Payout	110%				Target Incentive Payout	60%
					Total Actual Incentive Payout	100%
					Calendar 2018 Salary	$230,000
				Fiscal 2019 Short-Term Incentive Payout for Mr. Wickersham		$230,000
(1)Net working capital is defined as accounts receivable, (net) plus inventories less accounts payable. Net working capital percentage is defined as net working capital divided by net sales.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Fiscal Year	Salary	Discretionary Bonus	Stock Awards	Option Awards	Non-equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)	($)
				(1)	(2)	(3)	(4)
Daniel A. Rykhus	2019	648,960		768,647	256,222	960,000	30,193	2,664,022
President and	2018	608,634	25,000	657,876	282,086	907,500	54,763	2,535,859
Chief Executive Officer	2017	553,198		578,507	311,504	663,065	46,815	2,153,089

Steven E. Brazones	2019	324,923		232,382	77,476	352,000	29,667	1,016,448
Vice President,	2018	312,077	40,000	209,948	90,356	341,000	21,879	1,015,260
Chief Financial Officer and Treasurer	2017	270,846		185,291	99,876	235,643	23,524	815,180

Anthony D. Schmidt	2019	292,096		187,518	62,532	120,046	36,430	698,622
Division-Vice President and General Manager	2018	267,788		167,900	71,991	265,000	32,012	804,691
Engineered Films	2017	253,192		169,057	91,046	200,738	23,481	737,514

Brian E. Meyer	2019	287,077		187,518	62,532	207,198	28,048	772,373
Division-Vice President and General Manager	2018	273,754		167,900	71,991	163,995	28,958	706,598
Applied Technology	2017	251,938		169,057	91,046	253,334	27,888	793,263

Scott W. Wickersham	2019	235,962		150,014	50,045	230,000	33,552	699,573
Division-Vice President and General Manager
Aerostar

(1) Amounts shown relate to the long-term incentive plan and reflect the aggregate fair value of restricted stock unit awards, both time and performance-based, granted during the fiscal year, and in the case of the performance-based awards, is based on the probable outcome. The fair value of the time and performance-based awards is based on fair market value of the Company's common stock on the grant date. Actual payments of the performance-based RSUs will be based on actual performance achieved. The fair value of the performance-based awards granted in fiscal 2019, assuming achievement at or above the maximum performance level, is as follows: Mr. Rykhus, $405,595; Mr. Brazones, $122,622; Mr. Schmidt, $98,930; Mr. Meyer, $98,930; and Mr. Wickersham, $79,177.

(2) Amounts shown relate to the long-term incentive plan and reflect the aggregate fair value of option awards granted during the year. Assumptions used in the calculation of this amount are included in Note 13 of the Company's Annual Report on Form 10-K.

(3) See the table on page 35 which describes the annual short-term incentive plan.
(4) See the table on page 35 which describes all other compensation.

(3) 2019 Annual Short-Term Incentive Plan Compensation
Name and Business Unit	Consolidated Net Income	Divisional Profit	Consolidated Net Sales	Divisional Net Sales	Other Factors	Total non-equity incentive plan compensation
	($)	($)	($)	($)	($)	($)
		(a)	(b)	(b)		(c)
Daniel A. Rykhus	678,400	N/A	281,600	N/A	—	960,000
Entire Company

Steven E. Brazones	249,600	N/A	102,400	N/A	—	352,000
Entire Company

Anthony D. Schmidt	N/A	63,046	N/A	57,000	—	120,046
Engineered Films

Brian E. Meyer	N/A	151,198	N/A	56,000	—	207,198
Applied Technology

Scott W. Wickersham	N/A	138,000	N/A	92,000	—	230,000
Aerostar

(a) Based on division profit for the applicable division.
(b) Fiscal year 2019 short-term incentive plans include a net sales component either at the consolidated or divisional level.
(c) Amounts shown reflect total payouts under the annual short-term incentive plan and this plan is further described on page 26.

(4)2019 All Other Compensation
Name	Retirement benefit and profit sharing plans	Supplemental health benefits	Other fringe benefits	Tax reimbursement on taxable fringe benefits	Total all other compensation
	($)	($)	($)	($)	($)
	(a)	(b)
Daniel A. Rykhus	14,603	9,688	—	5,902	30,193

Steven E. Brazones	14,471	10,124	—	5,072	29,667

Anthony D. Schmidt	14,881	13,362	—	8,187	36,430

Brian E. Meyer	13,423	9,120	—	5,505	28,048

Scott W. Wickersham	16,271	11,516	—	5,765	33,552

(a) Represents the safe-harbor base and matching contributions under the Company's 401(k) plan, which includes the 401(k) true-up from the previous fiscal period. Also includes cash payments under the Company's Profit Sharing and Growth Plan which are paid equally to every employee, regardless of salary or hourly wage. The amounts under the Profit Sharing and Growth Plan were $650 in fiscal year 2019.

(b) Represents health and wellness expenses and life-insurance premiums under the Company's Senior Executive Officer benefit policy.

GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2019
Name	Type of Award	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards ($)
		(2)	(3)		(4)
			Target	Maximum	Threshold	Target	Maximum	(5)	(6)
	(1)		($)	($)	# of Shares	# of Shares	# of Shares	(#)	(#)	($/Share)	(7)
Daniel A. Rykhus
	MIP	2/1/2018	576,000	960,000
	RSU-P	4/5/2018			3,655	7,310	10,965				256,216
	RSU-T	4/5/2018						14,620			512,431
	SO	4/5/2018							26,060	35.05	256,222

Steven E. Brazones
	MIP	2/1/2018	201,600	352,000
	RSU-P	4/5/2018			1,105	2,210	3,315				77,461
	RSU-T	4/5/2018						4,420			154,921
	SO	4/5/2018							7,880	35.05	77,476

Anthony D. Schmidt
	MIP	2/1/2018	171,000	313,500
	RSU-P	4/5/2018			892	1,783	2,675				62,494
	RSU-T	4/5/2018						3,567			125,023
	SO	4/5/2018							6,360	35.05	62,532

Brian E. Meyer
	MIP	2/1/2018	168,000	308,000
	RSU-P	4/5/2018			892	1,783	2,675				62,494
	RSU-T	4/5/2018						3,567			125,023
	SO	4/5/2018							6,360	35.05	62,532

Scott W. Wickersham
	MIP	2/1/2018	138,000	253,000
	RSU-P	4/5/2018			714	1,427	2,141				50,016
	RSU-T	4/5/2018						2,853			99,998
	SO	4/5/2018							5,090	35.05	50,045

(1) Type of award: MIP - Short-Term Incentive Plan; RSU-P - Restricted Stock Unit Performance-based; RSU-T - Restricted Stock Unit Time-based; SO - Stock Option.
(2) The approval date for RSU-Ps, RSU-Ts, and SOs was March 9, 2018. The grant date, as shown above, was April 5, 2018.
(3) These columns represent the range of payouts under two scenarios under the annual short-term incentive plan. The threshold amounts represent the amounts paid if the minimum performance criteria is achieved. Approximately 68% of the payouts were based on net income growth and approximately 32% were based on revenue growth.

(4) These columns represent the range of RSU shares to be awarded under three scenarios under the annual long-term incentive plan. The threshold amounts represent the number of shares to be awarded when performance-based RSUs vest if the minimum performance criteria is achieved. No performance-based RSUs vest under these awards if the three-year average ROE is less than a minimum level. The percentage of RSUs issued if performance is equal to the plan target is approximately 66.7% of the maximum.

(5) This column represents time-based RSUs under the long-term incentive plan that will vest if, at the end of the vesting period, the employee remains employed by the Company.
(6) This column represents long-term incentive awards that will vest in equal installments over 4 years and expire after 5 years.
(7) Option awards reflect the Black-Scholes model value of $9.832 as of April 4, 2018. Performance-based RSUs are valued at the targeted performance level and the closing stock price of $35.05 on April 4, 2018, the stock price on the last business day before the date of grant. The fair value of a time-vested RSU is measured based upon the closing stock price of $35.05 on April 4, 2018, the stock price on the last business day before the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR 2019 YEAR-END
Name	Option Awards (1)					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)

		(#)	(#)
		Exercisable	Unexercisable	($)		(#)	($)	(#)	($)
Daniel A.	3/17/2015	11,850	20,950	20.10	3/17/2020	—	—	—	—
Rykhus	4/5/2016	50	51,150	15.61	4/5/2021	14,250	527,108	34,215	1,265,613
	4/5/2017	9,600	28,800	29.20	4/5/2022	16,090	595,169	9,660	357,323
	4/5/2018	—	26,060	35.05	4/5/2023	14,620	540,794	10,965	405,595
Steven E.	3/17/2015	6,550	6,550	20.10	3/17/2020	—	—	—	—
Brazones	4/5/2016	—	16,400	15.61	4/5/2021	4,570	169,044	10,950	405,041
	4/5/2017	3,075	9,225	29.20	4/5/2022	5,140	190,129	3,075	113,744
	4/5/2018	—	7,880	35.05	4/5/2023	4,420	163,496	3,315	122,622
Anthony D.	3/17/2015	—	6,550	20.10	3/17/2020	—	—	—	—
Schmidt	4/5/2016	—	14,950	15.61	4/5/2021	4,170	154,248	9,990	369,530
	4/5/2017	2,450	7,350	29.20	4/5/2022	4,110	152,029	2,460	90,995
	4/5/2018	—	6,360	35.05	4/5/2023	3,567	131,943	2,675	98,948
Brian E.	3/17/2015	—	4,200	20.10	3/17/2020	—	—	—	—
Meyer	5/1/2015	—	2,350	19.94	5/1/2020	—	—	—	—
	4/5/2016	—	14,950	15.61	4/5/2021	4,170	154,248	9,990	369,530
	4/5/2017	2,450	7,350	29.20	4/5/2022	4,110	152,029	2,460	90,995
	4/5/2018	—	6,360	35.05	4/5/2023	3,567	131,943	2,675	98,948
Scott W.	3/17/2015	—	800	20.10	3/17/2020	—	—	—	—
Wickersham	4/5/2016	—	9,200	15.61	4/5/2021	2,560	94,694	6,150	227,489
	4/5/2017	—	4,875	29.20	4/5/2022	2,740	101,353	1,650	61,034
	4/5/2018	—	5,090	35.05	4/5/2023	2,853	105,532	2,141	79,196

(1) All options vest in equal installments over 4 years and expire after 5 years and are long-term incentive compensation.

(2) Represents the number of time-based RSUs that will vest and be paid out in Raven common stock after the three-year vesting period after the grant date has passed. The payout value is based on the Company's stock price of $36.99 at January 31, 2019.

(3) Represents the number of performance-based RSUs that will vest and be paid out in Raven common stock if the three-year average ROE reaches a specified level. The performance factor percentage used represents the next highest level (threshold, target or maximum) to our actual period-to-date performance. The performance-based RSU shares expected to vest in fiscal year 2020 have been adjusted to the most recent estimated performance factor as of January 31, 2019. The payout value is based on the Company's stock price of $36.99 at January 31, 2019.

OPTION EXERCISES IN FISCAL YEAR 2019
Name	Option Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise

	(#)	($)
Daniel A. Rykhus	156,500	3,197,479
Steven E. Brazones	29,500	656,261
Anthony D. Schmidt	38,200	951,366
Brian E. Meyer	37,325	967,382
Scott W. Wickersham	15,425	404,946

STOCK AWARDS VESTED IN FISCAL YEAR 2019
Name	Stock Awards (1)
	Number of Shares acquired upon Vesting	Value Realized on Vesting

	(#)	($)
Daniel A. Rykhus	17,177	577,147
Steven E. Brazones	5,369	180,398
Anthony D. Schmidt	5,369	180,398
Brian E. Meyer	5,362	187,482
Scott W. Wickersham	645	21,672
(1) All stock awards that vested in fiscal year 2019 were performance-based RSUs.

NON-QUALIFIED DEFERRED COMPENSATION (1)
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
	(1)		(2)		(3)
Daniel A. Rykhus	160,394	—	(410)	—	169,622
Steven E. Brazones	—	—	—	—	—
Anthony D. Schmidt	—	—	—	—	—
Brian E. Meyer	—	—	—	—	—
Scott W. Wickersham	58,029	—	(260)	—	62,034
(1) All executive contributions were reported as compensation in the registrant's Summary Compensation Table for fiscal year 2019. A description of the non-qualified deferred compensation plan is included under "All Other Compensation" starting on page 28.

(2) No aggregate earnings in fiscal year 2019 were reported as compensation in the registrant's Summary Compensation Table for fiscal year 2019.
(3) Within the aggregate balance as of January 31, 2019, $9,639 and $4,265 were reported as compensation in the registrant's fiscal year 2018 Summary Compensation Table for Mr. Rykhus and Mr. Wickersham, respectively.

Potential Payments on Termination or Change in Control

The table on page 40 shows the payments and benefits that the Named Executives would receive in connection with a variety of employment termination scenarios and upon a Change in Control of Raven. There are no assets set aside for these benefits. The Named Executives must comply with confidentiality and non-competition provisions of the agreements to retain benefits.

The table does not include amounts otherwise due to the executives, such as earned but unpaid salary, bonus and vacation pay, and benefits that would accrue to any salaried employee. The table does include the value of unvested stock options and RSUs, which will vest upon various events to the extent described below.

Termination by Company Without Cause or Constructive Termination by Executive. Under the restated agreements for Messrs. Rykhus and Brazones, upon a termination by the Company without cause or a constructive termination (the executive terminates employment after an adverse change in the officer's status or compensation), the executives will receive certain severance benefits, including a lump sum payment equal to the product of (A) the sum of (i) the employee's annual base salary then in effect and (ii)  the target amount under the short-term incentive plan for the year in which the date of termination occurs and (B) a multiple of 2.0 for Mr. Rykhus and 1.0 for Mr. Brazones, plus the target amount under the short-term incentive plan on a prorated basis for the year in which the date of termination occurs; provided, that the executive has entered into a separation agreement and general release and the revocation period has expired. In addition, the Company shall cause any unvested portion of executive’s restricted stock units, performance awards, and any other equity awards granted to executive under the Company’s 2010 Plan to immediately vest in full to the extent not already vested. Any performance awards will vest at the target level.

For the executives other than Messrs. Rykhus and Brazones, termination other than for a Change in Control is governed by their existing employment agreements, which do not provide for severance benefits.

Change in Control. For all Named Executives under their Restricted Stock Agreements, a single triggering event must occur.  In the event that a Change in Control of the Company occurs before the Vesting Date, the Employee shall become 100% vested in the units for time based shares. In the event that a Change in Control of the Company occurs during the Performance Period, the Employee shall become 100% vested in an amount of Restricted Stock Units equal to the Target Award.

Change in Control and Termination or Constructive Termination. Compensation after a Change in Control for Messrs. Rykhus and Brazones is governed by their restated employment agreements, and Raven has existing Change in Control agreements with the other Named Executives. A “Change in Control” includes (a) the acquisition by any person, entity or group of beneficial ownership of 25% or more of the then outstanding shares of Raven common stock; (b) certain changes in a majority of the members of our Board of Directors; or (c) approval by the shareholders of a reorganization, merger or consolidation (with certain exceptions), or of a liquidation, dissolution or sale of all or substantially all of Raven's assets.

For Messrs. Rykhus and Brazones to obtain Change in Control benefits under their employment agreements, a second triggering event must occur in the two year period following the Change in Control. This would include a termination without cause or a constructive termination. The benefits include a lump sum payment equal to the product of (A) the sum of (i) the employee's annual base salary then in effect and (ii) the target amount under the short-term incentive plan for the year in which the date of termination occurs and (B) a multiple of 2.5 for Mr. Rykhus or 2.0 for Mr. Brazones. Mr. Rykhus also vests under the applicable retirement benefits policy; provided that the benefits (A) will not become payable until the employee reaches age 65 (unless the benefits are payable at the employee's age at that time under the terms of the policy), and (B) will not be provided to the extent such benefits are provided by another employer at no cost to the employee.

For the Named Executives other than Messrs. Rykhus and Brazones to obtain benefits under the Change in Control agreements, a second triggering event must occur within the two year period following the Change in Control. This would include a termination without cause or a constructive termination. The benefits include a lump sum payment equal to the product of (A) the sum of (i) the employee's annual base salary then in effect and (ii) 60% of the maximum target or goal amount under the Management Incentive Plan for the year in which the date of termination occurs and (B) a multiple of 1.5. Mr. Schmidt also vests under the applicable retirement benefits policy; provided that the benefits (A) will not become payable until the employee reaches age 65 (unless the benefits are payable at the employee's age at that time under the terms of the policy), and (B) will not be provided to the extent such benefits are provided by another employer at no cost to the employee.

Retirement. Per their employment agreements, Messrs. Rykhus and Schmidt, are entitled to receive a post-retirement medical benefit, available when the executive reaches age 65 or the sum of the executive's age and years of service exceeds 80. This benefit represents a continuation of the health and insurance benefits outlined in “Post-termination Compensation and Benefits” on page 28 of our Compensation Discussion and Analysis. None of the other Named Executives is entitled to this grandfathered benefit.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL
Name	Type of Separation(4)	Lump-sum payments and accelerated vesting				Annual Benefits (1)
		Salary and Incentives	Value of Accelerated Vesting of Stock Options	Value of Accelerated Vesting of RSUs at Target	Total Lump-sum Payments and Accelerated Vesting	Continued Insurance Coverage	Maximum Supplemental Health Benefits	Maximum Tax Reimbursement on Benefits	Total Maximum Annual Benefits

		($)	($)	($)	($)	($)	($)	($)	($)
						(2)	(3)	(3)
Daniel A. Rykhus	T or CT	2,432,000	1,722,341	3,015,425	7,169,766	—	—	—	—
	For Cause	—	—	—	—	—	—	—	—
	CIC	—	1,722,341	3,015,425	4,737,766	—	—	—	—
	CIC and T or CT	3,040,000	1,722,341	3,015,425	7,777,766	18,176	160,000	129,069	307,245
	Retirement	—	—	—	—	18,176	160,000	129,069	307,245

Steven E. Brazones	T or CT	521,600	548,411	950,273	2,020,284	—	—	—	—
	For Cause	—	—	—	—	—	—	—	—
	CIC	—	548,411	950,273	1,498,684	—	—	—	—
	CIC and T or CT	1,043,200	548,411	950,273	2,541,884	—	—	—	—
	Retirement	—	—	—	—	—	—	—	—

Anthony D. Schmidt	T or CT	—	—	—	—	—	—	—	—
	For Cause	—	—	—	—	—	—	—	—
	CIC	—	499,855	811,191	1,311,046	—	—	—	—
	CIC and T or CT	684,000	499,855	811,191	1,995,046	12,948	18,550	—	31,498
	Retirement	—	—	—	—	12,948	18,550	—	31,498

Brian E. Meyer	T or CT	—	—	—	—	—	—	—	—
	For Cause	—	—	—	—	—	—	—	—
	CIC	—	500,231	811,191	1,311,422	—	—	—	—
	CIC and T or CT	672,000	500,231	811,191	1,983,422	—	—	—	—
	Retirement	—	—	—	—	—	—	—	—

Scott W. Wickersham	T or CT	—	—	—	—	—	—	—	—
	For Cause	—	—	—	—	—	—	—	—
	CIC	—	258,059	546,712	804,771	—	—	—	—
	CIC and T or CT	552,000	258,059	546,712	1,356,771	—	—	—	—
	Retirement	—	—	—	—	—	—	—	—

(1) Annual benefits would begin immediately for executives eligible for retirement or at age 65 for the other executives. They would continue until the later of the executive's or spouse's death.
(2) Based on the current cost of the benefit. The program provides that the retiree will pay no more than active executives for coverage.
(3) Represents the annual limit for reimbursement. Actual expenses submitted to the plan may be less.

(4) T or CT is defined as termination by Company without cause (T) or constructive termination by the Named Executive (CT). CIC is defined as Change in Control. CIC and T or CT is defined as Change in Control followed by a termination by Company without cause or constructive termination by Named Executive within two years of the CIC in which both triggers must occur to receive the benefit.

CEO Pay Ratio

For fiscal year 2019, Raven’s last completed fiscal year:

▪	the annual total compensation of Raven’s median employee was $47,132; and

▪	annual total compensation of its CEO, as reported in the Summary Compensation Table, was $2,664,022.

Based on this information, Raven reasonably estimates that the ratio of its CEO’s annual total compensation to the annual total compensation of its median employee was 57:1.
As permitted under the SEC rules, Raven determined its median employee as of December 31, 2018 (its determination date), by using “base pay” earned from January 1, 2018 through December 31, 2018 as our consistently applied compensation measure, which includes base salary for salaried employees and hourly wages for hourly employees, as measured. We excluded employees from international locations from our calculation as they constituted less than 5% of our total employee population. The make-up of employees by location, as of January 31, 2019, was as follows:

U.S. - 1,196
Netherlands - 32
Canada - 7
Belgium - 3
Ukraine - 1
Brazil - 20
Australia - 1

We included all of our U.S. employees other than our CEO, including: full-time, part-time, temporary and interns. We did not include approximately 44 agency temps who are considered contract workers rather than employees of the Company. The median employee identified using this estimate received $46,482 of base pay. We then calculated the median employee's SCT total compensation, which added $650 of profit sharing compensation for the 2019 fiscal year. Thus, our median employee's annual total compensation identified using this estimate was $47,132. Raven used reasonable estimates in the methodology used to identify its median employee and calculate the annual total compensation of the median employee in a manner consistent with SEC rules and guidance.

Compensation Committee Report

The Personnel and Compensation Committee (earlier defined as "Compensation Committee") of the Company's Board of Directors has reviewed and discussed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K and the Company's 2019 Proxy Statement.

Submitted by the Personnel and Compensation Committee of the Company's Board of Directors:

David L. Chicoine, Chair
Thomas S. Everist
Janet M. Holloway
Marc E. LeBaron

3INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Deloitte served as the Company's independent registered public accounting firm during fiscal years 2018 and 2019.

The aggregate fees billed by Deloitte for fiscal years 2018 and 2019 include billings for out-of-pocket expenses and are presented in the table below. The Audit Committee Charter requires pre-approval for the Company's independent registered public accounting firm to provide any audit related and permitted non-audit services; however, each fiscal year the Audit Committee may pre-approve an aggregate amount for permitted non-audit fees rendered by the Company's independent registered public accounting firm. All items included in the below fee summary were subject to Audit Committee pre-

approval. Such approval was obtained from the Audit Committee or the Chair of the Audit Committee prior to services being performed and/or the billing of such services.

	FY 2019	FY 2018 (4)
Audit (1)	$760,214	$877,430
Audit Related (2)	—	199,200
Tax Services (3)	123,671	30,450
Total Fees	$883,885	$1,107,080

(1) Total audit fees for the integrated audit were in accordance with the respective engagement letters and included quarterly reviews.
(2) No audit related billings were present in fiscal year 2019. Fiscal year 2018 audit related billings primarily included professional services related to the adoption of the new revenue recognition standard (ASC 606).

(3) Tax services in fiscal year 2019 included assistance in relation to the Tax Cuts and Jobs Act, review of corporate income tax filings and advice and recommendations on various tax topics. Fiscal year 2018 tax services included the review of corporate income tax filings and advice and recommendations on various tax topics.

(4) Fiscal 2018 fees were adjusted from prior year reported fees to include out-of-pocket expenses.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of Raven is composed of four independent directors and operates under a written charter. A copy of this charter is available on the Company's website, www.ravenind.com. The Audit Committee selects the independent registered public accounting firm. The Audit Committee has the authority to determine all funding and make any expenditures it deems necessary in order to carry out its responsibilities and duties.

Management is responsible for Raven's internal controls, financial reporting process, and compliance with laws, regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an integrated audit of the Company's consolidated financial statements and of its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee is responsible for monitoring and overseeing these processes.

In this context, the Audit Committee met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the consolidated financial statements were fairly presented and prepared in accordance with accounting principles generally accepted in the United States of America. Management also presented its conclusion that, as of January 31, 2019, internal control over financial reporting was effective. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm matters required to be discussed by applicable auditing standards.

Deloitte provided to the Audit Committee the written disclosures required by applicable PCAOB rules and discussed the firm's independence. The Audit Committee also reviewed the services provided by Deloitte (as disclosed under the caption “Independent Registered Public Accounting Firm Fees”) when considering their independence.

Based upon the Audit Committee's discussion with management and the independent registered public accounting firm, along with the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2019, filed with the Securities and Exchange Commission and in the Company's 2019 Proxy Statement.

Submitted by the Audit Committee of the Company's Board of Directors:

Kevin T. Kirby, Chair
Jason M. Andringa
Lois M. Martin
Richard W. Parod

OTHER MATTERS

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the SEC and NASDAQ. Officers, directors, and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms received by us during fiscal year 2019, and written representations that no other reports were required, we believe that all applicable Section 16(a) filing requirements were met on a timely basis.

Solicitation

The Company will bear the cost of preparing, assembling, and mailing the proxy, Proxy Statement, Annual Report, and other material which may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by the Company for their expenses. Proxies are being solicited primarily by mail, but, in addition, officers and regular employees of the Company, without extra compensation, may solicit proxies in person, by telephone, or other means of communication.

PROCEDURES FOR SUBMITTING SHAREHOLDER PROPOSALS

Proposals for Inclusion in the Proxy Statement

Pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, any shareholder who desires to submit a proposal for action by the shareholders at the Company's 2020 annual meeting must submit such proposal in writing to the President and CEO, Raven Industries, Inc., P.O. Box 5107, Sioux Falls, South Dakota 57117-5107, in a timely manner. In order to be included in the Company's proxy statement for the 2020 Annual Meeting, shareholder proposals must be received by the Company no later than December 10, 2019, and must otherwise comply with the requirements of Rule 14a-8. Shareholder proposals received after December 10, 2019, will not be included in the Company's proxy statement relating to the 2020 annual meeting.

Proposals or Director Nominations not Included in the Proxy Statement

For shareholder proposals or director nominations that a shareholder seeks to bring before the 2020 annual meeting but does not seek to have included in the Company's proxy statement and form of proxy for that meeting, the advance notice provisions contained in the Bylaws will apply. In general, notice must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year's annual meeting. The notice must also contain specified information concerning the matters or director nominees to be brought before such meeting and concerning the shareholder proposing such matters or nomination. Therefore, to be presented at the Company's 2020 Annual Meeting, such a proposal must be received by the Company on or after January 9, 2020, but no later than February 8, 2020. If the date of the Annual Meeting is altered by more than 30 days from the date in the previous year, different deadlines will apply.

Due to the complexity of respective rights of the shareholders and the Company in this area, any shareholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. It is suggested that any such proposal be submitted by certified mail, return receipt requested.

The Board of Directors does not intend to present at the Meeting any other matter not referred to above and does not presently know of any matter that may be presented at the Meeting by others. However, if other matters properly come before the Meeting it is the intention of the persons named in the enclosed proxies to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors,

Raven Industries, Inc.
Lee A. Magnuson
Corporate Secretary

APPENDIX A
RAVEN INDUSTRIES, INC.
2019 EQUITY INCENTIVE PLAN

1.    Purpose. The purpose of the Raven Industries, Inc. 2019 Equity Incentive Plan (the “Plan”) is to attract and retain the best available personnel for positions of responsibility with the Company, to provide additional incentives to them and align their interests with those of the Company’s shareholders, and to thereby promote the Company’s long-term business success.
2.    Definitions. In this Plan, the following definitions will apply.
(a)    “Affiliate” means any entity that is a Subsidiary of the Company.

(b)    “Agreement” means the written or electronic agreement, notice or other document containing the terms and conditions applicable to each Award granted under the Plan, including all amendments thereto. An Agreement is subject to the terms and conditions of the Plan.
(c)    “Award” means a grant made under the Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Stock Units or an Other Stock-Based Award.
(d)    “Board” means the Board of Directors of the Company.
(e)    “Cause” means, unless otherwise defined in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, a Participant’s (i) material failure to perform satisfactorily the duties reasonably required of the Participant by the Company (other than by reason of Disability); (ii) material violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses); (iii) material breach of the Company's business conduct or ethics code or of any fiduciary duty or nondisclosure, non-solicitation, non-competition or similar obligation owed to the Company or any Affiliate; (iv) engaging in any act or practice that involves personal dishonesty on the part of the Participant or demonstrates a willful and continuing disregard for the best interests of the Company and its Affiliates; or (v) engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring disrepute to the Company or any of its Affiliates, their business or any of their customers, employees or vendors.
(f)    “Change in Control” means, unless otherwise defined in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, one of the following:
(1)    An Exchange Act Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 30% of the combined voting power of the Company’s then outstanding Voting Securities, except that the following will not constitute a Change in Control:

(A)    any acquisition of securities of the Company by an Exchange Act Person from the Company for the purpose of providing financing to the Company;

(B)    any formation of a Group consisting solely of beneficial owners of the Company’s Voting Securities as of the effective date of this Plan;

(C)    any repurchase or other acquisition by the Company of its Voting Securities that causes any Exchange Act Person to become the beneficial owner of more than 30% of the Company’s Voting Securities; or

(D)    with respect to any particular Participant, any acquisition of securities of the Company by the Participant, any Group including the Participant, or any entity controlled by the Participant or a Group including the Participant.

If, however, an Exchange Act Person or Group referenced in clause (A), (B) or (C) above acquires beneficial ownership of additional Company Voting Securities after initially becoming the beneficial owner of more than 30% of the combined voting power of the Company’s Voting Securities by one of the means described in those clauses, then a Change in Control will be deemed to have occurred. Furthermore, a Change in Control will occur if a Person becomes the beneficial owner of more than 30% of the Company’s Voting Securities as the result of a Corporate Transaction only if the Corporate Transaction is itself a Change in Control pursuant to subsection 2(f)(3).

(2)    Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board.

(3)    A Corporate Transaction is consummated, unless, immediately following such Corporate Transaction, all or substantially all of the individuals and entities who were the beneficial owners of the Company's Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity resulting from such Corporate Transaction (including beneficial ownership through any Parent of such entity) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company's Voting Securities.

Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Code Section 409A, and if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in this Section 2(f) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.
(g)    “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. For purposes of the Plan, references to sections of the Code shall be deemed to include any applicable regulations thereunder and any successor or similar statutory provisions.
(h)    “Committee” means two or more Non‑Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall be (i) an independent director within the meaning of applicable stock exchange rules and regulations and (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3.
(i)    “Company” means Raven Industries, Inc., a South Dakota corporation, and any successor thereto.

(j)    “Continuing Director” means an individual (i) who is, as of the effective date of the Plan, a director of the Company, or (ii) who becomes a director of the Company after the effective date hereof and whose initial election, or nomination for election by the Company’s shareholders, was approved by at least a majority of the then Continuing Directors, but excluding, for purposes of this clause (ii), an individual whose initial assumption of office occurs as the result of an actual proxy contest involving the solicitation of proxies or consents by a person or Group other than the Board, or by reason of an agreement intended to avoid or settle an actual or threatened proxy contest.

(k)    “Corporate Transaction” means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving entity.

(l)    “Disability” means (A) any permanent and total disability under any long-term disability plan or policy of the Company or its Affiliates that covers the Participant, or (B) if there is no such long-term disability plan or policy, “total and permanent disability” within the meaning of Code Section 22(e)(3).
(m)    “Employee” means an employee of the Company or an Affiliate.
(n)    “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.
(o)    “Exchange Act Person” means any natural person, entity or Group other than (i) the Company or any Affiliate; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; (iii) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (iv) an entity whose Voting Securities are beneficially owned by the beneficial owners of the Company’s Voting Securities in substantially the same proportions as their beneficial ownership of the Company’s Voting Securities.
(p)    “Fair Market Value” means the fair market value of a Share determined as follows:

(1)    If the Shares are readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be the closing sales price for a Share on the principal securities market on which it trades on the date for which it is being determined, or if no sale of Shares occurred on that date, on the next preceding date on which a sale of Shares occurred, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(2)    If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Code Section 409A.

(q)    “Full Value Award” means an Award other than an Option Award or Stock Appreciation Right Award.

(r)    “Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.

(s)    “Group” means two or more persons who act, or agree to act together, as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of securities of the Company.
(t)    “Non-Employee Director” means a member of the Board who is not an Employee.
(u)    “Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price. An “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422. A “Non‑Qualified Stock Option” or “NQSO” means an Option other than an Incentive Stock Option.

(v)    “Other Stock-Based Award” means an Award described in Section 11 of this Plan.

(w)    “Parent” means a “parent corporation,” as defined in Code Section 424(e).

(x)    “Participant” means a Service Provider to whom a then-outstanding Award has been granted under the Plan.
(y)    “Plan” means this Raven Industries, Inc. 2019 Equity Incentive Plan, as amended and in effect from time to time.
(z)    “Prior Plan” means the Raven Industries, Inc. Amended and Restated 2010 Stock Incentive Plan.

(aa)    “Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.
(bb)    “Service” means the provision of services by a Participant to the Company or any Affiliate in any Service Provider capacity. A Service Provider’s Service shall be deemed to have terminated either upon an actual cessation of providing services to the Company or any Affiliate or upon the entity to which the Service Provider provides services ceasing to be an Affiliate. Except as otherwise provided in this Plan or any Agreement, Service shall not be deemed terminated in the case of (i) any approved leave of absence; (ii) transfers among the Company and any Affiliates in any Service Provider capacity; or (iii) any change in status so long as the individual remains in the service of the Company or any Affiliate in any Service Provider capacity.
(cc)    “Service Provider” means an Employee, a Non-Employee Director, or any natural person who is a consultant or advisor, or is employed by a consultant or advisor retained by the Company or any Affiliate, and who provides services (other than in connection with (i) a capital-raising transaction or (ii) promoting or maintaining a market in Company securities) to the Company or any Affiliate.
(dd)    “Share” means a share of Stock.
(ee)    “Stock” means the common stock, $1.00 par value per Share, of the Company.
(ff)    “Stock Appreciation Right” or “SAR” means the right to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.

(gg)    “Stock Unit” means a right to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of a Share, subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(hh)    “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.

(ii)    “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines. The terms and conditions of a Substitute Award may vary from the terms and conditions set forth in the Plan to the extent that the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which it has been granted.

(jj)    “Voting Securities” of an entity means the outstanding equity securities (or comparable equity interests) entitled to vote generally in the election of directors of such entity.

3.    Administration of the Plan.
(a)    Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3.
(b)    Scope of Authority. Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:

(1)    determining the Service Providers to whom Awards will be granted, the timing of each such Award, the type of and the number of Shares covered by each Award, the terms, conditions, performance criteria, restrictions and other provisions of Awards, and the manner in which Awards are paid or settled;

(2)    cancelling or suspending an Award, accelerating the vesting or extending the exercise period of an Award, or otherwise amending the terms and conditions of any outstanding Award, subject to the requirements of Sections 15(d) and 15(e);

(3)    adopting sub-plans or special provisions applicable to Awards, establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Agreement, reconciling any inconsistency, correcting any defect or supplying an omission in the Plan or any Agreement, and making all other determinations necessary or desirable for the administration of the Plan;

(4)    granting Substitute Awards under the Plan;

(5)    taking such actions as are provided in Section 3(c) with respect to Awards to foreign Service Providers; and
(6)    requiring or permitting the deferral of the settlement of an Award, and establishing the terms and conditions of any such deferral.
Notwithstanding the foregoing, the Board shall perform the duties and have the responsibilities of the Committee with respect to Awards made to Non-Employee Directors.

(c)    Awards to Foreign Service Providers. The Committee may grant Awards to Service Providers who are foreign nationals, who are located outside of the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory requirements of countries outside of the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to comply with applicable foreign laws and regulatory requirements and to promote achievement of the purposes of the Plan. In connection therewith, the Committee may establish such subplans and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.

(d)    Acts of the Committee; Delegation. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing by all members of the Committee shall be the act of the Committee. Any such action of the Committee shall be valid and effective even if one or more members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i) and (ii) of Section 2(h). To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more directors or executive officers of the Company or to a committee of the Board comprised of one or more directors of the Company. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.

(e)    Finality of Decisions. The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.

(f)    Indemnification. Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified by the Company, to the maximum extent permitted by law, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual's duties under the Plan. This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company’s expense, to handle and defend the claims before such person undertakes to handle and defend them on such person’s own behalf. The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise.

4.    Shares Available Under the Plan.

(a)    Maximum Shares Available. Subject to Section 4(b) and to adjustment as provided in Section 12(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be 1,300,000. No further awards may be made under the Prior Plan after the effective date of this Plan. Shares issued under the Plan may come from authorized and unissued shares. In determining the number of Shares to be counted against this share reserve in connection with any Award, the following rules shall apply:
(1)    Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve shall be the maximum number of Shares that could be received under that particular Award, until such time as it can be determined that only a lesser number of shares could be received.
(2)    Where two or more types of Awards are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, the number of Shares to be counted against the share reserve shall be the largest number of Shares that would be counted against the share reserve under either of the Awards.

(3)    Shares subject to Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(4)    Awards that may be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(b)    Effect of Forfeitures and Other Actions. Any Shares subject to an Award, or to an award granted under the Prior Plan that is outstanding on the effective date of this Plan (a “Prior Plan Award”), that expires, is cancelled or forfeited or is settled for cash shall, to the extent of such cancellation, forfeiture, expiration or cash settlement, again become available for Awards under this Plan, and the share reserve under Section 4(a) shall be correspondingly replenished. The following Shares shall not, however, again become available for Awards or replenish the share reserve under Section 4(a): (i) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company in payment of the exercise price of a stock option issued under this Plan or the Prior Plan, (ii) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award under this Plan or the Prior Plan, (iii) Shares repurchased by the Company with proceeds received from the exercise of a stock option issued under this Plan or the Prior Plan, and (iv) Shares subject to a stock appreciation right award issued under this Plan or the Prior Plan that are not issued in connection with the stock settlement of that award upon its exercise.

(c)    Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall supplement the Share reserve under Section 4(a). Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.
(d)    No Fractional Shares. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number. No fractional Shares may be issued under the Plan, but the Committee may, in its discretion, adopt any rounding convention it deems suitable or pay cash in lieu of any fractional Share in settlement of an Award.

5.    Eligibility. Participation in the Plan is limited to Service Providers. Incentive Stock Options may only be granted to Employees.
6.    General Terms of Awards.
(a)    Award Agreement. Each Award shall be evidenced by an Agreement setting forth the amount of the Award together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee. An Award to a Participant may be made singly or in combination with any form of Award. Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.
(b)    Vesting and Term. Each Agreement shall set forth the period until the applicable Award is scheduled to vest and, if applicable, expire (which shall not be more than ten years from the Grant Date), and the applicable vesting conditions and any applicable performance period. The Committee may provide in an Agreement for such vesting conditions and timing as it may determine.
(c)    Transferability. Except as provided in this Section 6(c), (i) during the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option or SAR, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 6(c) shall be of no effect. The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933) of the Participant. Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or termination of Service of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.
(d)    Designation of Beneficiary. To the extent permitted by the Committee, a Participant may designate a beneficiary or beneficiaries to exercise any Award or receive a payment under any Award that is exercisable or payable on or after the Participant’s death. Any such designation shall be on a form approved by the Company and shall be effective upon its receipt by the Company.
(e)    Termination of Service. Unless otherwise provided in an applicable Agreement or another then-effective written agreement between a Participant and the Company, and subject to Section 12 of this Plan, if a Participant’s Service with the Company and all of its Affiliates terminates, the following provisions shall apply (in all cases subject to the scheduled expiration of an Option or SAR Award, as applicable):
(1)    Upon termination of Service for Cause, or upon conduct during a post-termination exercise period that would constitute Cause, all unexercised Option and SAR Awards and all unvested portions of any other outstanding Awards shall be immediately forfeited without consideration.

(2)    Upon termination of Service for any other reason, all unvested and unexercisable portions of any outstanding Awards shall be immediately forfeited without consideration.
(3)    Upon termination of Service for any reason other than Cause, death or Disability, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of three months after the date of such termination. However, if a Participant thereafter dies during such three-month period, the vested and exercisable portions of the Option and SAR Awards may be exercised for a period of one year after the date of such termination.
(4)    Upon termination of Service due to death or Disability, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of one year after the date of such termination.
(f)    Rights as Shareholder. No Participant shall have any rights as a shareholder with respect to any Shares covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.
(g)    Performance-Based Awards. Any Award may be granted as a performance-based Award if the Committee establishes one or more measures of corporate, business unit or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the grant, vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award. In connection with any such Award, the Committee shall determine the extent to which performance measures have been attained and other applicable terms and conditions have been satisfied, and the degree to which the grant, vesting, exercisability, lapse of restrictions and/or settlement of such Award has been earned. The Committee shall also have the authority to provide, in an Agreement or otherwise, for the modification of a performance period and/or adjustments to or waivers of the achievement of performance goals under specified circumstances such as (i) the occurrence of events that are unusual in nature or infrequently occurring, such as a Change in Control, an equity restructuring (as described in Section 12(a)), acquisitions, divestitures, restructuring activities, recapitalizations, or asset write-downs, (ii) a change in applicable tax laws or accounting principles, or (iii) the Participant’s death or Disability.
(h)    Dividends and Dividend Equivalents. No dividends, dividend equivalents or distributions will be paid with respect to Shares subject to an Option or SAR Award. Any dividends or distributions payable with respect to Shares that are subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions and risk of forfeiture as the Shares to which such dividends or distributions relate. In its discretion, the Committee may provide in an Award Agreement for a Stock Unit Award or an Other Stock-Based Award that the Participant will be entitled to receive dividend equivalents, based on dividends actually declared and paid on outstanding Shares, on the units or other Share equivalents subject to the Stock Unit Award or Other Stock-Based Award, and such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the units or other Share equivalents to which such dividend equivalents relate. The additional terms of any such dividend equivalents will be as set forth in the applicable Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. Any Shares issued or issuable during the term of this Plan as the result of the reinvestment of dividends or the deemed reinvestment of dividend equivalents in connection with an Award or a Prior Plan Award shall be counted against, and replenish upon any subsequent forfeiture, the Plan’s share reserve as provided in Section 4.

(i)    Deferrals of Full Value Awards. The Committee may, in its discretion, permit or require the deferral by a Participant of the issuance of Shares or payment of cash in settlement of any Full Value Award, subject to such terms, conditions, rules and procedures as it may establish or prescribe for such purpose and with the intention of complying with the applicable requirements of Code Section 409A. The terms, conditions, rules and procedures for any such deferral shall be set forth in writing in the relevant Agreement or in such other agreement, plan or document as the Committee may determine, or some combination of such documents. The terms, conditions, rules and procedures for any such deferral shall address, to the extent relevant, matters such as: (i) the amount of compensation that may or must be deferred (or the method for calculating the amount); (ii) the permissible time(s) and form(s) of payment of deferred amounts; (iii) the terms and conditions of any deferral elections by a Participant or of any deferral required by the Company; and (iv) the crediting of interest or dividend equivalents on deferred amounts.

7.    Stock Option Awards.
(a)    Type and Exercise Price. The Agreement pursuant to which an Option Award is granted shall specify whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option. The exercise price at which each Share subject to an Option Award may be purchased shall be determined by the Committee and set forth in the Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A and, in the case of Incentive Stock Options, Code Section 424).
(b)    Payment of Exercise Price. The purchase price of the Shares with respect to which an Option Award is exercised shall be payable in full at the time of exercise. The purchase price may be paid in cash or in such other manner as the Committee may permit, including by payment under a broker-assisted sale and remittance program, by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in either case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased).
(c)    Exercisability and Expiration. Each Option Award shall be exercisable in whole or in part on the terms provided in the Agreement. No Option Award shall be exercisable at any time after its scheduled expiration. When an Option Award is no longer exercisable, it shall be deemed to have terminated.
(d)    Incentive Stock Options.
(1)    An Option Award will constitute an Incentive Stock Option Award only if the Participant receiving the Option Award is an Employee, and only to the extent that (i) it is so designated in the applicable Agreement and (ii) the aggregate Fair Market Value (determined as of the Option Award’s Grant Date) of the Shares with respect to which Incentive Stock Option Awards held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000 or such other amount specified by the Code. To the extent an Option Award granted to a Participant exceeds this limit, the Option Award shall be treated as a Non-Qualified Stock Option Award. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Option Awards under the Plan shall be the number specified in the first sentence of Section 4(a), subject to adjustment as provided in Section 12(a).
(2)    No Participant may receive an Incentive Stock Option Award under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined Voting Power of all classes of stock of the Company or an Affiliate, unless (i) the per Share exercise price for such Award is at least 110% of the Fair Market Value of a Share on the Grant Date and (ii) such Award will expire no later than five years after its Grant Date.

(3)    For purposes of continued Service by a Participant who has been granted an Incentive Stock Option Award, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option.
(4)    If an Incentive Stock Option Award is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, such Option shall thereafter be treated as a Non-Qualified Stock Option.
(5)    The Agreement covering an Incentive Stock Option Award shall contain such other terms and provisions that the Committee determines necessary to qualify the Option Award as an Incentive Stock Option Award.
8.    Stock Appreciation Right Awards.
(a)    Nature of Award. An Award of Stock Appreciation Rights shall be subject to such terms and conditions as are determined by the Committee, and shall provide a Participant the right to receive upon exercise of the SAR Award all or a portion of the excess of (i) the Fair Market Value as of the date of exercise of the SAR Award of the number of Shares as to which the SAR Award is being exercised, over (ii) the aggregate exercise price for such number of Shares. The per Share exercise price for any SAR Award shall be determined by the Committee and set forth in the applicable Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).
(b)    Exercise of SAR. Each SAR Award may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Agreement. No SAR Award shall be exercisable at any time after its scheduled expiration. When a SAR Award is no longer exercisable, it shall be deemed to have terminated. Upon exercise of a SAR Award, payment to the Participant shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a SAR Award.
9.    Restricted Stock Awards.
(a)    Vesting and Consideration. Shares subject to a Restricted Stock Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award, and may correspondingly provide for Company reacquisition or repurchase rights if such additional consideration has been required and some or all of a Restricted Stock Award does not vest.
(b)    Shares Subject to Restricted Stock Awards. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more Stock certificates issued in the name of the Participant. Any such Stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry shall be subject to comparable restrictions and corresponding stop transfer instructions. Upon the vesting of Shares of Restricted Stock, and the Company’s determination that any necessary conditions precedent to the release of vested Shares (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, such vested Shares shall be made available to the Participant in such manner as may be prescribed or permitted by the Committee. Except as otherwise provided in the Plan or an applicable Agreement, a Participant with a Restricted Stock Award shall have all the rights of a shareholder, including the right to vote the Shares of Restricted Stock.
10.    Stock Unit Awards.
(a)    Vesting and Consideration. A Stock Unit Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion. If vesting of a Stock Unit Award is conditioned on the achievement of specified performance goals, the extent to which they are achieved over the specified performance period shall determine the number of Stock Units that will be earned and eligible to vest, which may be greater or less than the target number of Stock Units stated in the Agreement. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the settlement of a Stock Unit Award.
(b)    Settlement of Award. Following the vesting of a Stock Unit Award, and the Company’s determination that any necessary conditions precedent to the settlement of the Award (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock under the Plan) or a combination of cash and Shares as determined by the Committee.
11.    Other Stock-Based Awards. The Committee may from time to time grant Shares and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan. The Committee shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan. The Committee may direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.

12.    Changes in Capitalization, Corporate Transactions, Change in Control.

(a)    Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants.  In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan.  No adjustment shall be made pursuant to this Section 12(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

(b)    Corporate Transactions. Unless otherwise provided in an applicable Agreement or another written agreement between a Participant and the Company, in the event of a Corporate Transaction, the Board or the Committee may take one or more of the following actions with respect to outstanding Awards, which actions may vary among individual Participants and among Awards held by an individual Participant, and are conditioned in each case upon the closing or completion of the Corporate Transaction:
(1)    Provide for the continuance by the Company, or the assumption or replacement by the surviving or successor corporation (or its Parent) in the Corporate Transaction, of Awards that were outstanding as of the date of the Corporate Transaction. For purposes of this paragraph 12(b)(1), an Award shall be considered assumed or replaced if, in connection with the Corporate Transaction and in a manner consistent with Code Section 409A (and Code Section 424 if the Award is an ISO), either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its Parent) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction, or (ii) the Participant has received a comparable award that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction and is subject to substantially similar terms and conditions as the Award.
(2)    If not accelerated pursuant to Section 12(c), equitably accelerate (i) the vesting and exercisability of any outstanding Option and SAR Awards and (ii) the vesting and corresponding lapse of forfeiture conditions and other restrictions on any other outstanding Awards. In the case of a performance-based Award, the amount of the Award subject to such accelerated vesting shall (i) be based on a determination by the Board or Committee of the degree to which any performance-based vesting or payment conditions have been satisfied prior to the Corporate Transaction, or (ii) if such a determination is not practicable, be based on an assumed target level of performance over the performance period. The Board or Committee may, in its discretion, pro rate the portion of an Award subject to accelerated vesting based on the portion of the performance or vesting period that has elapsed prior to the Corporate Transaction. The Board or Committee shall provide written notice of the period of accelerated exercisability of Option and SAR Awards to all affected Participants.
(3)    Terminate this Plan, cancel outstanding Option and SAR Awards not exercised prior to a date specified by the Board or Committee (which date shall give Participants a reasonable period of time in which to exercise the Option or SAR Awards prior to the effectiveness of such Corporate Transaction), and cancel any other outstanding Awards that have not vested and for which the forfeiture conditions have not lapsed.
(4)    Provide for the cancellation of any outstanding Option or SAR Award in exchange for a cash payment to the Participant holding such Award in an amount equal to the difference, if any, between (i) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Corporate Transaction for the number of Shares subject to the Award as of the effective date of such Corporate Transaction, or, if no consideration is to be received by holders of Shares in the Corporate Transaction, the Fair Market Value of such number of Shares on the date immediately preceding the effective date of the Corporate Transaction, and (ii) the aggregate exercise price of the Shares subject to such Award. If the amount determined pursuant to the preceding sentence is not a positive number with respect to any Award, such Award may be canceled without payment of any kind to the affected Participant.
(5)    Provide for the cancellation of any outstanding Full Value Award in exchange for a cash payment to the Participant holding such Award in an amount equal to the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Corporate Transaction for the number of Shares subject to the Award as of the effective date of such Corporate Transaction, or, if no consideration is to be received by holders of Shares in the Corporate Transaction, the Fair Market Value of such number of Shares on the date immediately preceding the effective date of the Corporate Transaction. In the case of a performance-based Full Value Award, the number of Shares subject to such Award for purposes of this Section 12(b)(5) shall be determined in the manner specified in the second sentence of Section 12(b)(2).
(6)    Payment of any amount under Section 12(b)(4) or 12(b)(5) shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s shareholders in connection with the Corporate Transaction, and may, in the Committee’s discretion, include subjecting such payments to vesting conditions comparable to those of the Award canceled, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s shareholders under the Corporate Transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms. The Board or Committee may, in lieu of such cash payments, distribute to such Participant Shares or shares of stock of any corporation succeeding the Company by reason of such Corporate Transaction, such shares having a Fair Market Value as of the date immediately preceding the effective date of such Corporate Transaction equal to the amount of the cash payment provided for in Section 12(b)(4) or 12(b)(5), as applicable.
The grant of an Award pursuant to the Plan shall not limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, exchange or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

(c)    Change in Control. Unless otherwise provided in an applicable Agreement or another written agreement between a Participant and the Company, if a Change in Control occurs, then (i) outstanding Option and SAR Awards issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable for one year following the Participant’s termination of employment, (ii) subject to clause (iii) below, any Full Value Awards that are not yet fully vested shall immediately vest in full, and (iii) to the extent vesting of any Award is subject to satisfaction of specified performance goals, such Award shall be deemed “fully vested” for purposes of this Section 12(c) if the performance goals are deemed to have been satisfied at the target level of performance.

(d)    Dissolution or Liquidation. Unless otherwise provided in an applicable Agreement, in the event of a proposed dissolution or liquidation of the Company, the Committee will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. An Award will terminate immediately prior to the consummation of such proposed action.

13.    Plan Participation and Service Provider Status. Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally. Nothing in the Plan or in any Agreement or related documents shall confer upon any Service Provider or Participant any right to continued Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person’s Service at any time with or without Cause or change such person’s compensation, other benefits, job responsibilities or title.

14.    Tax Withholding. The Company or any Affiliate, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Participant an amount sufficient to cover any required withholding taxes related to the grant, vesting, exercise or settlement of an Award, and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the Participant to satisfy all or any part of the required tax withholding obligations (but not to exceed the maximum individual statutory tax rate in each applicable jurisdiction) by authorizing the Company to withhold a number of the Shares that would otherwise be delivered to the Participant pursuant to the Award, or by transferring to the Company Shares already owned by the Participant, with the Shares so withheld or delivered having a Fair Market Value on the date the taxes are required to be withheld equal to the amount of taxes to be withheld.
15.    Effective Date, Duration, Amendment and Termination of the Plan.
(a)    Effective Date. The Plan shall become effective on the date it is approved by the Company’s shareholders, which shall be considered the date of its adoption for purposes of Treasury Regulation §1.422-2(b)(2)(i). No Awards shall be made under the Plan prior to its effective date. If the Company’s shareholders fail to approve the Plan by May 20, 2020, the Plan will be of no further force or effect.
(b)    Duration of the Plan. The Plan shall remain in effect until all Shares subject to it are distributed, all Awards have expired or terminated, the Plan is terminated pursuant to Section 15(c), or the tenth anniversary of the effective date of the Plan, whichever occurs first (the “Termination Date”). Awards made before the Termination Date shall continue to be outstanding in accordance with their terms and the terms of the Plan unless otherwise provided in the applicable Agreements.
(c)    Amendment and Termination of the Plan. The Board may at any time terminate, suspend or amend the Plan. The Company shall submit any amendment of the Plan to its shareholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the Shares may then be listed. No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant's consent, unless such action is necessary to comply with applicable law or stock exchange rules.

(d)    Amendment of Awards. Subject to Section 15(e), the Committee may unilaterally amend the terms of any Agreement evidencing an Award previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant’s consent, unless such amendment is necessary to comply with applicable law or stock exchange rules.

(e)    No Option or SAR Repricing. Except as provided in Section 12(a), no Option or Stock Appreciation Right Award granted under the Plan may be (i) amended to decrease the exercise price thereof, (ii) cancelled in conjunction with the grant of any new Option or Stock Appreciation Right Award with a lower exercise price, (iii) cancelled in exchange for cash, other property or the grant of any Full Value Award at a time when the per share exercise price of the Option or Stock Appreciation Right Award is greater than the current Fair Market Value of a Share, or (iv) otherwise subject to any action that would be treated under accounting rules as a “repricing” of such Option or Stock Appreciation Right Award, unless such action is first approved by the Company’s shareholders.

16.    Other Provisions.
(a)    Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant. To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.
(b)    Limits of Liability. Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(d) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.
(c)    Compliance with Applicable Legal Requirements and Company Policies. No Shares distributable pursuant to the Plan shall be issued and delivered unless and until the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state and federal securities laws, and the requirements of any securities exchanges on which the Company’s Shares may, at the time, be listed. During any period in which the offering and issuance of Shares under the Plan is not registered under federal or state securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred except pursuant to an effective registration statement under, or an exemption from the registration requirements of, such securities laws.  Any stock certificate or book-entry evidencing Shares issued under the Plan that are subject to securities law restrictions shall bear or be accompanied by an appropriate restrictive legend or stop transfer instruction. Notwithstanding any other provision of this Plan, the acquisition, holding or disposition of Shares acquired pursuant to the Plan shall in all events be subject to compliance with applicable Company policies, including those relating to insider trading, pledging or hedging transactions, minimum post-vesting holding periods and stock ownership guidelines, and to forfeiture or recovery of compensation.
(d)    Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.
(e)    Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of South Dakota without regard to its conflicts-of-law principles and shall be construed accordingly.

(f)    Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)    Code Section 409A. It is intended that (i) all Awards of Options, SARs and Restricted Stock under the Plan will not provide for the deferral of compensation within the meaning of Code Section 409A and thereby be exempt from Code Section 409A, and (ii) all other Awards under the Plan will either not provide for the deferral of compensation within the meaning of Code Section 409A, or will comply with the requirements of Code Section 409A, and Awards shall be structured and the Plan administered and interpreted in accordance with this intent. The Plan and any Agreement may be unilaterally amended by the Company in any manner deemed necessary or advisable by the Committee or Board in order to maintain such exemption from or compliance with Code Section 409A, and any such amendment shall conclusively be presumed to be necessary to comply with applicable law. Notwithstanding anything to the contrary in the Plan or any Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:

(1)    If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A;

(2)    If any amount shall be payable with respect to any such Award as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Participant’s separation from service or (ii) the Participant’s death. Unless the Committee has adopted a specified employee identification policy as contemplated by Code Section 409A, specified employees will be identified in accordance with the default provisions specified under Code Section 409A.

None of the Company, the Board, the Committee nor any other person involved with the administration of this Plan shall (i) in any way be responsible for ensuring the exemption of any Award from, or compliance by any Award with, the requirements of Code Section 409A, (ii) have any obligation to design or administer the Plan or Awards granted thereunder in a manner that minimizes a Participant’s tax liabilities, including the avoidance of any additional tax liabilities under Code Section 409A, and (iii) shall have any liability to any Participant for any such tax liabilities.

(h)    Rule 16b-3. It is intended that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 16(h), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.

RAVEN

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

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TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR each of the following nominees:

1. Election of Directors:

Nominee	FOR	AGAINST	ABSTAIN	Nominee	FOR	AGAINST	ABSTAIN
01. Jason M. Andringa	☐	☐	☐	06. Marc E. LeBaron	☐	☐	☐
02. David L. Chicoine	☐	☐	☐	07. Lois M. Martin	☐	☐	☐
03. Thomas S. Everist	☐	☐	☐	08. Richard W. Parod	☐	☐	☐
04. Janet M. Holloway	☐	☐	☐	09. Daniel A. Rykhus	☐	☐	☐
05. Kevin T. Kirby	☐	☐	☐				

Please fold here – Do not separate

If you wish to cumulate votes, please indicate your votes in the space that follows: ______________________________

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The Board of Directors Recommends a Vote FOR Proposals 2, 3 and 4.

2. To approve, by a non-binding advisory vote, the compensation of our executive officers disclosed in the proxy statement. ☐ For ☐ Against ☐ Abstain

3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the Company's fiscal year ending January 31, 2020. ☐ For ☐ Against ☐ Abstain

4. To approve the Raven Industries, Inc. 2019 Equity Incentive Plan. ☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date ______________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

RAVEN INDUSTRIES, INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 21, 2019
9:00 a.m. CDT

RAVEN

Raven Industries, Inc.
Box 5107
Sioux Falls, SD 57117-5107

proxy

This proxy is solicited on behalf of the Board of Directors.

The shares of stock you hold in your account will be voted as you specify on the reverse side of this form.

If no choice is specified, the proxy will be voted "FOR" each of the nominees in Proposal 1 and "FOR" Proposals 2, 3 and 4.

By signing the proxy, you hereby appoint Marc E. LeBaron and Daniel A. Rykhus, or either of them, each with the power to appoint his substitute, to represent and to vote all the shares of common stock of RAVEN INDUSTRIES, INC. held by you on March 27, 2019, at the ANNUAL MEETING OF SHAREHOLDERS to be held on May 21, 2019, and at any adjournments thereof.

NOTE: The proxies named above may choose to exercise cumulative voting in the manner described in the accompanying Proxy Statement.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE
www.proxypush.com/ravn
Use the Internet to vote your proxy until 12:00 p.m. (CDT) on May 20, 2019.

PHONE
1-866-883-3382
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CDT) on May 20, 2019.

MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.